As filed with the Securities and Exchange Commission on November 2, 2005.
                ------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                ------------------------------------------------

                              OWLSTONE NANOTECH INC
                 (Name of small business issuer in its charter)

          Delaware                                              8731
 (State or jurisdiction of                      (Primary Standard Classification
Incorporation or organization)                              Code Number)


                                   81-0678721
                        (IRS Employer Identification No.)

                        600 Lexington Avenue, 29th Floor
                            New York, New York 10022
                                 (212) 583-0098
          (Address and telephone number of principal executive offices and principal place of business)
                   -------------------------------------------

                 Magnus Gittins, Interim Chief Executive Officer
                        600 Lexington Avenue, 29th Floor
                            New York, New York 10022
                                 (212) 583-0098
           (Name, address, and telephone number of agent for service)
                   ------------------------------------------

                          Copies of communications to:
                         REITLER BROWN & ROSENBLATT LLC
                            ATTN: ROBERT STEVEN BROWN
                          800 Third Avenue, 21st Floor
                             New York, NY 10022-7604
                                 (212) 209-3050

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================
                           PROPOSED MAXIMUM     PROPOSED        MAXIMUM       AMOUNT OF
   TITLE OF SECURITIES       AMOUNT TO BE    OFFERING PRICE    AGGREGATE     REGISTRATION
    TO BE REGISTERED          REGISTERED        PER SHARE    OFFERING PRICE     FEE
Common Stock issued
pursuant to Shareholder
dividend.................    6,000,000(2)       $1.00(1)     $ 6,000,000(1)    $ 706.20
                           --------------    -------------   -------------    -----------
    TOTAL                    6,000,000          $1.00        $ 6,000,000       $ 706.20
=========================================================================================

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(2) Represents shares of the Registrant's common stock being registered for resale that have been issued to the selling stockholders named in the prospectus or a prospectus supplement.




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Advance Nanotech, Inc. may be deemed to be a statutory "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with its sales of our common stock covered by this prospectus.

                             PRELIMINARY PROSPECTUS

                  Dated: November 2, 2005 Subject to completion

                        6,000,000 SHARES OF COMMON STOCK
                              OWLSTONE NANOTECH INC

We have prepared this prospectus to allow certain of our current stockholders to sell up to 6,000,000 shares of our common stock, par value $0.001 per share (the "Common Stock"). We are not selling any shares of Common Stock under this prospectus. The 6,000,000 shares of Common Stock that we are registering for resale were issued pursuant to a share dividend to shareholders of Advance Nanotech, Inc. of record on ____________ __, 2005 (collectively the "Share Dividend"). The Selling Shareholders listed on page 10 may sell these shares from time to time after this Registration Statement is declared effective by the Securities & Exchange Commission (the "Commission" or "SEC").

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling stockholders.


We have  applied  for our  Common  Stock to be  quoted  on the Over The  Counter
Bulletin Board, which is commonly referred to as the "OTC Bulletin Board" maintained by various broker dealers. There is no "public market" for shares of our Common Stock.


No underwriter or person has been engaged to facilitate the sale of shares of Common Stock in this offering. None of the proceeds from the sale of Common Stock by the selling stockholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling stockholders will pay no offering expenses.

We estimate the expenses of this offering, such as printing, legal, and accounting will be approximately $50,000.00.

WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN OWLSTONE NANOTECH INC AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2005.

                                TABLE OF CONTENTS
Part I
PROSPECTUS SUMMARY.............................................................3
BUSINESS SUMMARY...............................................................3
THE OFFERING...................................................................4
SUMMARY FINANCIAL DATA.........................................................5
RISK FACTORS...................................................................5
DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS...............................10
USE OF PROCEEDS...............................................................10
DETERMINATION OF OFFERING PRICE...............................................10
DILUTION......................................................................10
SELLING STOCKHOLDERS..........................................................10
PLAN OF DISTRIBUTION..........................................................11
LEGAL PROCEEDINGS.............................................................13
DIRECTORS, EXECUTIVE OFFICERS AND OTHER MANAGEMENT............................13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................14
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
   ACT LIABILITIES............................................................15
DESCRIPTION OF BUSINESS.......................................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................21
DESCRIPTION OF PROPERTY.......................................................22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................23
EXECUTIVE COMPENSATION........................................................23
CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
   DISCLOSURES................................................................24
DESCRIPTION OF SECURITIES.....................................................24
EXPERTS AND COUNSEL...........................................................24
FINANCIAL STATEMENTS..........................................................26
PART II.....................................................................II-i
INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................II-i
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.................................II-i
RECENT SALES OF UNREGISTERED SECURITIES.....................................II-i
EXHIBITS...................................................................II-ii
UNDERTAKINGS...............................................................II-ii
SIGNATURES.................................................................II-iv

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

CORPORATE INFORMATION/BACKGROUND

Our principal executive offices are located at 600 Lexington Avenue, 29th Floor New York, New York 10022 and our phone number, including area code is (212) 583-0098.

Owlstone Nanotech Inc ("OWLN"), a Delaware corporation formed on February 18, 2005, merged with Owlstone Limited ("OWLUK"), a UK Limited Company, Inc. effective August 24, 2005 in a transaction accounted for as a share transfer. On August 23, 2005, there were 5,000 shares of OWLUK issued and outstanding. On August 24, 2005, pursuant to the Share Exchange and Reorganization Agreement, OWLN issued 60,000,000 shares to shareholders of OWLUK in return for all of the issued and outstanding shares of OWLUK.

DESCRIPTION OF BUSINESS

Unless otherwise noted, (1) the term "Owlstone," "OWLN", "Owlstone Nanotech" or "Registrant" refers to Owlstone Nanotech Inc, a Delaware corporation which recently merged with Owlstone Limited, (2) the terms "Owlstone," the "Company," "we," "us," and "our," refer to the ongoing business operations of Owlstone Nanotech Inc, and (3) the terms "Common Stock" and "stockholder(s)" refer to Owlstone Nanotech's Common Stock and the holders of that stock, respectively.

FORWARD LOOKING STATEMENTS

Some of the statements in this report constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievements to be significantly different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by the use of the words "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this report to conform them to actual results.

OVERVIEW

Owlstone Nanotech Inc ("Owlstone") is a development stage company with a proprietary, innovative gas sensor technology, which we believe may offer an attractive combination of low cost, high sensitivity, small size, low power consumption and high chemical selectivity. We believe this combination of performance may open the door to mass market applications and new applications not easily achieved with existing technologies. We intend to exploit this technology and then to broaden our product base through the acquisition of new technologies.

The Company's principal executive offices are located at 600 Lexington Avenue, 29th Floor, New York, New York 10022 and its telephone number is (212) 583-0098.

                                BUSINESS SUMMARY

OWLSTONE NANOTECH

Owlstone was founded to commercialize miniaturized chemical detection technology developed by one of our founders during research undertaken at the University of Cambridge in the United Kingdom. We expect our technology may have certain size, cost and performance advantages. We believe our technology may have the potential to bring about a paradigm shift in the way chemical and explosive threats are detected. Our vision is to become a leading, global, micro/nano technology company by developing and selling chemical and biological gas detection and measurement sensors.

TECHNOLOGY

Our initial products will be based on a technology known as FAIMS - Field Asymmetric Ion Mobility Spectrometry. FAIMS is similar to Ion Mobility Spectrometry, in which a charged particle is identified by the time that it takes to move through an electric field. In FAIMS, the electric field is swept in a bipolar fashion to differentiate further between particles, which may increase the selectivity of the device. We build our sensors using microelectromechanical systems (MEMS) and nanotechnology fabrication techniques on silicon. We believe our approach may offer certain competitive advantages, in particular sensitivity, size and cost advantages. We expect that our sensor may be adapted to different applications by changing the sensor's firmware or software programming, which should make it possible to re-program the sensor for new applications after deployment. We intend to build and sell sensor sub-systems incorporating the sensor, drive electronics and signal processing.

MARKET OPPORTUNITY

The market for chemical sensors in the United States alone was estimated at $2.77 billion in 2003, and is forecast to grow to over $4.2 billion in 2008, according to the Freedonia Group. We are initially focusing on the application of our sensor to the defense and homeland security markets. Although we are initially focusing on these markets, we believe our products are suited for other markets including the medical/diagnostics, industrial and automotive, environmental and consumer markets.

CORPORATE HISTORY

Owlstone Nanotech Inc ("OWLN"), a Delaware corporation formed on February 18, 2005, merged with Owlstone Limited ("OWLUK"), a UK Limited Company, Inc. effective August 24, 2005 in a transaction accounted for as a share transfer. On June 30, 2005, there were 5,000 shares of OWLUK issued and outstanding. On August 24, 2005, pursuant to the Share Exchange and Reorganization Agreement, OWLN issued 60,000,000 shares to shareholders of OWLUK in return for all of the issued and outstanding shares of OWLUK. Advance Nanotech, Inc. ("Advance Nanotech") is the majority stockholder of OWLN. Advance Nanotech has increased the current facility arrangement with OWLN pursuant to the First Amendment to the Facility Agreement. As consideration for extending the facility arrangement, Advance Nanotech has been issued 6,000,000 shares of Common Stock.


                                  THE OFFERING

Shares offered by the
selling stockholders........................          up to 6,000,000  shares of
                                                      Common Stock.


Shares outstanding prior to
offering....................................          66,000,000


Shares outstanding prior to
Following offering..........................          66,000,000

Use of proceeds.............................          We will  not  receive  any
                                                      proceeds  from the sale of
                                                      the  shares.  We  estimate
                                                      the   expenses   of   this
                                                      offering,      such     as
                                                      printing,    legal,    and
                                                      accounting     will     be
                                                      approximately $50,000.

Risk Factors................................          An   investment   in   our
                                                      Common Stock is subject to
                                                      significant   risks.   You
                                                      should carefully  consider
                                                      the  information set forth
                                                      in  the   "Risk   Factors"
                                                      section of this prospectus
                                                      as    well    as     other
                                                      information  set  forth in
                                                      this prospectus, including
                                                      our  financial  statements
                                                      and related notes.

Dividend policy.............................          We intend  to  retain  any
                                                      earnings  to  finance  the
                                                      development  and growth of
                                                      our business. Accordingly,
                                                      we do not anticipate  that
                                                      we will  declare  any cash
                                                      dividends  on  our  Common
                                                      Stock for the  foreseeable
                                                      future.  See  "Market  For
                                                      Common  Equity and Related
                                                      Stockholder   Matters"  on
                                                      page 23.

Plan of Distribution........................          The shares of Common Stock
                                                      offered  for resale may be
                                                      sold   by   the    selling
                                                      stockholders  pursuant  to
                                                      this   prospectus  in  the
                                                      manner   described   under
                                                      "Plan of  Distribution" on
                                                      page 11.

                              SUMMARY FINANCIAL DATA

The following summary financial information is taken from our financial statements included elsewhere in this prospectus and should be read along with the financial statements and the related notes.



     INCOME STATEMENT DATA
     From Inception                            From Inception (November 6, 2003)
                                               to June 30, 2005


     Total Revenue.............................Nil
     Operating Expenses........................$  857,990
     Net profit/loss...........................$ (857,990)
     Net profit per share......................$ (   0.01)
     Average number of shares(1)...............60,000,000

     BALANCE DATA SHEET
                                               June 30, 2005  (Unaudited)

     Total assets..............................$    259,718
     Cash and cash equivalents.................$          -
     Total liabilities.........................$  1,098,531
     Working capital (deficiency)..............$ (  991,297)
     Stockholders' equity (deficit)............$ (  838,813)

(1) Does not include 6 million shares issued to Advance Nanotech in October 2005 in connection with the increase in the loan facility from $2.0 million to $3.0 million.


                                  RISK FACTORS

You should carefully consider the following risks before you decide to buy our Common Stock. Our business, financial condition and operating results are subject to a number of risk factors, both those that are known to us and identified below and others that may arise from time to time. These risk factors could cause our actual results to differ materially from those suggested by forward-looking statements in this document and elsewhere, and may adversely affect our business, financial condition or operating results. If any of those risk factors should occur, moreover, the trading price of our securities could decline, and investors in our securities could lose all or part of their investment in our securities. These risk factors should be carefully considered in evaluating the proposed merged entity and its prospects. The material below summarizes certain risks and is not intended to be exhaustive.

There may be additional risks that we are not currently able to identify. These may also adversely affect our business, financial condition or operating results. If any of the events we have identified or those that we cannot now identify occurs, the trading price of our Common Stock could decline, and you may lose all or part of the money you paid to buy our Common Stock.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND TO PREDICT OUR FUTURE OPERATING RESULTS.

We are a development stage company. As of June 30, 2005, our financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for at least one year and will be able to realize its assets and discharges it liabilities in the normal course of business. Since our inception and through June 30, 2005 we incurred a net loss of $857,990. Our share transfer agreement between Owlstone Limited and us was effective on August 24, 2005. We have incurred net losses since commencing business and we may incur losses in the future. We may never generate material revenues or achieve profitability and, if we do achieve profitability, we may not be able to maintain profitability.

We are a development stage company and we have limited historical operations. We urge you to consider our likelihood of success and prospects in light of the risks, expenses and difficulties frequently encountered by entities at our current stage of development.

                  CERTAIN RISK FACTORS RELATING TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE COMPANY AND THE COMPANY'S SUCCESS IS SUBJECT TO THE SUBSTANTIAL RISKS INHERENT IN THE ESTABLISHMENT OF A NEW BUSINESS VENTURE.

The Company's business and operations should be considered to be in the development stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, the intended business and operations of the Company may not prove to be successful in the near future, if at all. Any future success that the Company might enjoy will depend upon many factors, many of which may be beyond the control of the Company, or which cannot be predicted at this time. The Company may encounter unforeseen difficulties or delays in the implementation of its plan of operations which could have a material adverse effect upon the financial condition, business prospects and operations of the Company and the value of an investment in the Company.

THE COMPANY HAS NOT GENERATED REVENUE AND ITS BUSINESS MODEL DOES NOT PREDICT SIGNIFICANT REVENUES IN THE FORESEEABLE FUTURE.

To date, the Company has not generated any revenue as a result of its current plan of operations. Moreover, given its strategy of financing new and unproven technology research, we do not expect to realize significant revenue from operations in the foreseeable future, if at all.

WE FACE A DIFFICULT AND UNCERTAIN ECONOMIC ENVIRONMENT IN OUR INDUSTRY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

The high-tech industry in general has experienced a significant economic downturn during the past several years. The poor economic environment has contributed to the decline in value of leading semiconductor and electronics industry players, thus limiting cash available for funding basic science research and development for new products and technologies. Economic conditions may not improve in the near term, or at all. Any further future downturn would likely have a material adverse impact on our business and ability to fund our continued investment in nanoscience research and development, or to eventually generate revenues. There are substantial risks inherent in attempting to commercialize new technological applications, and, as a result, we may not be able to successfully develop nanotechnology for commercial use.

WE WILL NEED TO ACHIEVE COMMERCIAL ACCEPTANCE OF OUR APPLICATIONS TO OBTAIN REVENUE AND ACHIEVE PROFITABILITY.

Even if our research and development yields technologically feasible applications, the Company may not successfully develop commercial products on a timely basis, if at all. If the Company's research efforts are successful, it could be at least several years before our technology will be commercially viable, and, during this period, superior competitive technologies may be introduced or customer needs may change diminishing or extinguishing the commercial uses for our applications. To date, the broad markets have generally not adopted nanotechnology-enabled products. The Company cannot predict when broad-market acceptance for nanotechnology-enabled products will develop, if at all, and we cannot reasonably estimate the projected size of any market that may develop. If markets fail to accept nanotechnology-enabled products, we may not be able to achieve revenue from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new technological applications to manufacturers for products accepted by customers. If we are unable to cost-effectively achieve original equipment manufacturer acceptance of our technology, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

THE COMPANY WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE NEAR FUTURE, AND, IF WE ARE UNABLE TO SECURE ADEQUATE FUNDS ON ACCEPTABLE TERMS, THE COMPANY MAY BE UNABLE TO SUPPORT ITS BUSINESS PLAN.

All prospective purchasers should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address the risks facing the Company, we must, among other things:

         o        Develop our FAIMS detection;

         o Develop partnerships and development programs within homeland security and defense;

         o        Develop FAIMS detection product in Industrial Process Control;

         o Form relationships with equipment makers in other markets and redeveloping for their needs;

         o        Optimize product for specific needs of each partner; and

         o Fabricate devices and sell to partners for inclusion into their products.


BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE WILL BE SUBJECT TO RISKS ASSOCIATED WITH CONDUCTING BUSINESS IN FOREIGN COUNTRIES.

Because we have international operations in the conduct of our business, we are subject to the risks of conducting business in foreign countries, including:

         o different standards for the development, use, packaging and marketing of our products and technologies;

         o difficulty in identifying, engaging, managing and retaining qualified local employees;

         o difficulty in identifying and in establishing and maintaining relationships with, partners, distributors and suppliers of finished and unfinished goods and services;

         o the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements; and

         o general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations.

WE WILL BE EXPOSED TO RISKS ASSOCIATED WITH FLUCTUATIONS IN FOREIGN CURRENCIES.

As part of our international operations, from time to time in the regular course of business, we convert dollars into foreign currencies and vice versa. The value of the dollar against other currencies is subject to market fluctuations and the exchange rate may or may not be in our favor.

WE HAVE PRIMARILY RELIED ON THIRD PARTIES FOR RESEARCH AND DEVELOPMENT AND WILL CONTINUE TO DO SO.

To date, we have relied primarily upon third parties in Europe and the U.S. for research and development relating to our portfolio of products under development. We will still substantially rely upon third parties for the greater part of our research and development.

WE HAVE LIMITED SALES AND MARKETING CAPABILITIES, AND MAY NOT BE SUCCESSFUL IN SELLING OR MARKETING OUR PRODUCT.

The creation of infrastructure to commercialize products is a difficult, expensive and time-consuming process. We currently have very limited sales and marketing capabilities, and would need to rely upon third parties to perform those functions. To the extent that we enter into co-promotion or other licensing arrangements, any revenues to be received by us will be dependent on the efforts of third parties if we do not undertake to develop our own sales and marketing capabilities. The efforts of third parties may not be successful. We may not be able to establish direct or indirect sales and distribution capabilities or be successful in gaining market acceptance for proprietary products or for other products. If we desire to market any products directly, we will need to develop a more robust marketing and sales force with technical expertise and distribution capability or contract with other companies with distribution systems and direct sales forces. Our failure to establish marketing and distribution capabilities or to enter into marketing and distribution arrangements with third parties could have a material adverse effect on our revenue and cash flows.

WE ARE DEPENDENT ON OUTSIDE MANUFACTURERS FOR THE MANUFACTURE OF OUR PRODUCTS. THEREFORE WE WILL HAVE LIMITED CONTROL OF THE MANUFACTURING PROCESS AND RELATED COSTS.

We are developing products which will require third-party assistance in manufacturing. The efforts of those third parties may not be successful. We may not be able to establish relationships with third-parties to manufacture our products.

We are dependent on third parties to supply all raw materials used in our products and to provide services for the core aspects of our business. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, profitability and cash flows.

We rely on third parties to supply all raw materials used in our products. In addition, we rely and will continue to rely on third-party suppliers, distributors and collaboration partners to provide services for many aspects of our business. Our business and financial viability are dependent on the regulatory compliance and timely and effective performance of these third parties, and on the strength, validity and terms of our various contracts with these third-party suppliers, distributors and collaboration partners. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, financial condition, profitability and cash flows.

THE COMPANY'S SUCCESS DEPENDS ON THE ATTRACTION AND RETENTION OF SENIOR MANAGEMENT AND SCIENTISTS WITH RELEVANT EXPERTISE.

The Company's future success will not depend to a significant extent on the continued services of any one of its key employees but all three of its key employees, Paul Boyle, Andrew Koehl and David Ruiz-Alonso, who conceived of the Company's business and overall operating strategy. The Company does not maintain key man life insurance for Messers. Boyle, Koehl and Ruiz-Alonso or any other executive. The Company's ability to execute its strategy also will depend on its ability to attract and retain qualified scientists, sales, marketing and additional managerial personnel. If we are unable to find, hire and retain qualified individuals, we could have difficulty implementing our business plan in a timely manner, or at all. Our current executive team includes three members from our majority stockholder on an interim basis. If we are unable to fill these positions and cannot utilize the services provided by the relationship with our majority stockholder, it could have an adverse effect on our business.

NANOTECHNOLOGY-ENABLED PRODUCTS ARE NEW AND MAY BE VIEWED AS BEING HARMFUL TO HUMAN HEALTH OR THE ENVIRONMENT.

There is increasing public concern about the environmental and ethical implications of nanotechnology that could impede market acceptance of products developed through these means. Potentially, nanotechnology-enabled products could be composed of materials such as carbon, silicon, silicon carbide, germanium, gallium arsenide, gallium nitride, cadmium selenide or indium phosphide, and nanotechnology-enabled products have no historical safety record. Because of the size, shape, or composition of the nanostructures or because they may contain harmful elements, nanotechnology-enabled products could pose a safety risk to human health or the environment. In addition, some countries have adopted regulations prohibiting or limiting the use of certain materials that contain certain chemicals, which may limit the market for nanotechnology-enabled products. U.S. government authorities could, for social or other purposes, prohibit or regulate the use of nanotechnology. The regulation and limitation of the kinds of materials used in or to develop nanotechnology-enabled products, or the regulation of the products themselves, could harm the commercialization of nanotechnology-enabled products and impair our ability to achieve revenue from the license of nanotechnology applications.

THE COMPANY MAY NEED APPROVAL FROM GOVERNMENTAL AUTHORITIES IN THE UNITED STATES AND OTHER COUNTRIES TO SUCCESSFULLY REALIZE COMMERCIAL VALUE FROM THE COMPANY'S ACTIVITIES.

In order to test, manufacture, and market products for commercial use, the Company may need to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. Any adverse event, either before or after approval, can result in product liability claims against the Company, which could significantly and adversely impact the value of our Common Stock.

THE COMPANY'S ABILITY TO PROTECT ITS PATENTS AND OTHER PROPRIETARY RIGHTS IS UNCERTAIN, EXPOSING IT TO THE POSSIBLE LOSS OF COMPETITIVE ADVANTAGE.

We have filed for patents and will continue to file patent applications for our technology. If a particular patent is not granted, the value of the invention described in the patent would be diminished. Further, even if these patents are granted, they may be difficult to enforce. Efforts to enforce our patent rights could be expensive, distracting for management, unsuccessful, cause our patents to be invalidated, and frustrate commercialization of products. Additionally, even if patents are issued, and are enforceable, others may independently develop similar, superior, or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by or licensed to us may not afford us any meaningful competitive advantage. Our inability to maintain our licenses and our intellectual property rights could have a material adverse effect on our business, financial condition and ability to implement our business plan. If we are unable to derive value from our licensed or owned intellectual property, the value of your investment in the Company will be decline.

                   CERTAIN RISK FACTORS RELATING TO OUR STOCK

OWLSTONE NANOTECH'S COMMON STOCK PRICE MAY BE VOLATILE IN THE FUTURE

Because we are a developmental stage company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our Common Stock will likely continue to fluctuate significantly. We do not expect to generate substantial revenue from the license or sale of our technology for several years, if at all. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

         o        announcements of developments related to our business;

         o developments in our strategic relationships with scientists within the nanotechnology field;

         o        our  ability  to enter  into or  extend  investigation  phase,
                  development   phase,   commercialization   phase   and   other
                  agreements with new and/or existing partners;

         o announcements regarding the status of any or all of our collaborations or products;

         o        market   perception   and/or  investor   sentiment   regarding
                  nanotechnology as the next technological wave;

         o announcements regarding developments in the nanotechnology field in general;

         o the issuance of competitive patents or disallowance or loss of our patent rights;

         o        quarterly variations in our operating results; and

         o failure of our Common Stock to be listed or quoted on the Nasdaq Small Cap Market, American Stock Exchange, OTC Bulletin Board or other national market system.

We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

Additional General Economic Conditions. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. Such fluctuations may adversely affect the market price of our Common Stock.

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS.

The market price of the securities of nanotechnology related companies have been especially volatile. Thus, the market price of our Common Stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our Common Stock could decline. In addition, if the market for nanotechnological stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our Common Stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

THE MARKET FOR PURCHASES AND SALES OF THE COMPANY'S COMMON STOCK MAY BE VERY LIMITED.

Our securities do not yet have a public market. Accordingly, it may be difficult to sell shares of the Common Stock quickly without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

SHAREHOLDER INTEREST IN THE COMPANY MAY BE SUBSTANTIALLY DILUTED AS A RESULT OF THE SALE OF ADDITIONAL SECURITIES TO FUND THE COMPANY'S PLAN OF OPERATION.

Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of an aggregate of 100,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock, on such terms and at such prices as the Board of Directors of the Company may determine. Of these shares, an aggregate of 66,000,000 shares of Common Stock have been issued. Therefore, approximately 34,000,000 shares of Common Stock remain available for issuance by the Company to raise additional capital, in connection with prospective acquisitions or for other corporate purposes. Issuances of additional shares of Common Stock or issuance of Preferred Stock, convertible into Common Stock, could result in dilution of the percentage interest in our Common Stock of all stockholders ratably, and might result in dilution in the tangible net book value of a share of our Common Stock, depending upon the price and other terms on which the additional shares are issued.

IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH RESEARCH REPORTS ABOUT OUR BUSINESS, OF IF THEY MAKE ADVERSE RECOMMENDATIONS REGARDING AN INVESTMENT IN OUR STOCK, OUR STOCK PRICE AND TRADING VOLUME MAY DECLINE.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of our Company, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about our Company regularly, our Common Stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

WE MAY BE THE SUBJECT OF SECURITIES CLASS ACTION LITIGATION DUE TO FUTURE STOCK PRICE VOLATILITY.

In the past, when the market price of a stock has been volatile, holders of that stock have often initiated securities class action litigation against the Company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

WE DO NOT INTEND TO DECLARE DIVIDENDS ON OUR COMMON STOCK.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

We may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. We have limited experience in developing nanotechnology products and locating patent holders, businesses or institutions of higher learning that have such knowledge and expertise. Likewise, we have limited experience in securing profitable agreements with such persons, entities and institutions.

THE PUBLIC TRADING MARKET FOR OUR COMMON STOCK IS LIMITED AND MAY NOT BE DEVELOPED OR SUSTAINED WHICH COULD LIMIT THE LIQUIDITY OF AN INVESTMENT IN OUR COMMON STOCK.

There is currently no trading market for the Common Stock. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained which could limit your ability to sell our Common Stock at a desired price.

ADVANCE NANOTECH, INC. IS A MAJORITY SHAREHOLDER

Advance Nanotech is a majority shareholder and currently, Owlstone's sole facility arrangement is with its majority shareholder. Pursuant to the First Amendment to the Facility Agreement, the aggregate facility amount has been increased from $2,000,000 to $3,000,000.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements which are
subject  to  risks,   uncertainties   and  assumptions  about  us,  may  include
projections of our future financial performance, or anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the section entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors." Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness or any of these forward-looking statements.

                                 USE OF PROCEEDS

We will not receive any proceeds from the selling shareholders in connection with this registration statement.


                         DETERMINATION OF OFFERING PRICE

The selling stockholders will, at their discretion, sell the stock at the prevailing market price for our shares. The price for the shares of stock offered by this prospectus has not been and will not be determined by us.

                                    DILUTION

As of November 2, 2005, we had 66,000,000 shares of Common Stock issued and outstanding. This total number of shares includes the 6,000,000 shares of Common Stock which are being registered by this registration statement. There shall not be an immediate dilution of percentage ownership or book value per share as a result of the sale of shares pursuant to this registration statement.

                              SELLING STOCKHOLDERS

The following table details the name of each Selling Stockholder, the number of shares owned by each Selling Stockholder and the number of shares that may be offered for resale under this prospectus. Pursuant to the terms in the First Amendment to the Facility Agreement between the Company and Advance Nanotech, an aggregate of 6,000,000 shares of Common Stock will become registrable. To the extent permitted by law, the Selling Stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the Selling Stockholders and their respective permitted transferees or other successors in interest that receive their shares from the Selling Stockholders after the date of this prospectus to resell the shares. Because each Selling Stockholder may offer all, some or none of the shares it holds, no definitive estimate as to the number of shares that will be held by each Selling Stockholder after the offering can be provided. The Selling Stockholders may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the "Securities Act") the registration statement of which this prospectus is a part also covers any additional shares of our Common Stock which becomes issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our Common Stock. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the Selling Stockholders. Except as indicated by footnote, none of the Selling Stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the Selling Stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 66,000,000 shares of our Common Stock issued and outstanding as of November 2, 2005. The term "Selling Stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Stockholders as a pledge, gift, partnership distribution or other non-sale related transfer.

               SELLING SHAREHOLDERS AND OWNERSHIP OF COMMON STOCK


                              TOTAL        SHARES     % BEFORE   % AFTER     RELATIONSHIP
   NAME AND ADDRESS       SHARES OWNED   REGISTERED   OFFERING   OFFERING      (IF ANY)
------------------------------------------------------------------------------------------
Advance Nanotech, Inc.     42,000,000     6,000,000      63.6%      54.5%       Majority
600 Lexington Avenue,                                                         Stockholder
29th Floor
New York, NY 10022


                              PLAN OF DISTRIBUTION

TREATMENT OF ADVANCE NANOTECH, INC. AS STATUTORY UNDERWRITER

Advance Nanotech, Inc. may be deemed to be a statutory underwriter within the meaning of the Securities Act in connection with its resale of shares pursuant to this prospectus. We will not receive any of the proceeds from the distribution of the shares. We have advised Advance Nanotech, Inc. that it may be subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M thereunder. Under Regulation M, Advance Nanotech, Inc., its affiliates and anyone participating in a distribution of the shares may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while Advance Nanotech, Inc. is distributing shares covered by this prospectus.

The shares covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The number of shares beneficially owned by each Selling Stockholder will decrease as and when it effects any such transfers. The plan of distribution for the Selling Stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may offer their shares from time to time pursuant to one or more of the following methods:

         o On the OTC Bulletin Board, when applicable, or on any other market on which our Common Stock may from time to time be trading;

         o One or more block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         o Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        In public or privately-negotiated transactions;

         o        Through the writing of options on the shares;

         o Through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

         o An exchange distribution in accordance with the rules of an exchange;

         o        Through agents;

         o Through market sales, both long or short, to the extent permitted under the federal securities laws; or

         o        In any combination of these methods.

The sale price to the public may be:

         o        The market price prevailing at the time of sale;

         o        A price related to the prevailing market price;

         o        At negotiated prices; or

         o Any other prices as the Selling Stockholder may determine from time to time.

In connection with distributions of the shares or otherwise, the Selling Stockholders may

         o Enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         o Sell the shares short and redeliver the shares to close out such short positions;

         o Enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

         o        Pledge   shares  to  a   broker-dealer   or  other   financial
                  institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Stockholders may offer their share from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. A Selling Stockholder may effect such transactions directly, or indirectly through underwriters, broker- dealers or agents acting on their behalf. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

The shares may also be sold pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under 144 and the number of shares during any three-month period not exceeding certain limitations. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker- dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered by this prospectus will be issued to, or sold by, the Selling Stockholders if they do not exercise or convert the Common Stock equivalents that they own. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or the rules and regulations under those acts. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, none of the Selling Stockholders have entered into any agreement with a prospective underwriter and there can be no assurance that any such agreement will be entered into. If the Selling Stockholders enter into such an agreement or agreements, then we will set forth, in a post-effective amendment to this prospectus, the following information:

         o        The number of shares being offered;

         o The terms of the offering, including the name of any selling stockholder, underwriter, broker, dealer or agent;

         o        The purchase price paid by any underwriter;

         o        Any discount, commission and other underwriter compensation;

         o Any discount, commission or concession allowed or reallowed or paid to any dealer;

         o        The proposed selling price to the public; and

         o        Other facts material to the transaction.

We will also file such agreement or agreements.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We will pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus, except that the selling stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares and the fees of the Selling Stockholder's counsel.

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

               DIRECTORS, EXECUTIVE OFFICERS AND OTHER MANAGEMENT

Our executive officers, directors and other significant employees and their ages and positions are as follows:

NAME OF INDIVIDUAL     AGE    POSITION
------------------     ---    --------
Magnus R.E. Gittins    25     Interim Chief Executive Officer and Director
Thomas P. Finn         39     Chief Financial Officer, Secretary and Director
Peter L. Gammel        45     Interim Chief Technology Officer and Director
Andrew Koehl           26     Co-Founder and President - Products and Director
David Ruiz-Alonso      29     Co-Founder and President - Technology and Director
Paul Boyle             26     Co-Founder and President - Operations and Director


All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors or regarding their position with the Company.

MAGNUS R.E. GITTINS has been Director and Interim Chief Executive Officer of the Company since its inception. Mr. Gittins was the President and Chief Executive Officer of the predecessor Delaware corporation since its inception in August 2004 and Chief Executive Officer of Advance Nanotech, since its inception in December 2003. Mr. Gittins has devoted much of his time from early in 2004 to the development of the Company's plan of operations. Prior to Advance Nanotech, Mr. Gittins was the Chief Technology Officer of a European focused, technology venture-capital fund. He was responsible for the infrastructure and enabling technologies group of its portfolio as well as the development of each of its other investments, working with many high-growth businesses in both the technology and biotechnology industries. Most recently, Mr. Gittins was a partner with Sterling FCS, a consultancy firm focused on assisting emerging businesses with their financial and business strategies.

THOMAS P. FINN, is the Chief Financial Officer, Secretary and Director of the Company. Mr. Finn is responsible for designing, implementing and monitoring financial reporting and accounting controls, policies and procedures. Mr. Finn has over 15 years of financial management experience in accounting, auditing and systems design. He has worked for IBM Corporation, Purdue Pharma and various start-up companies in such management capacities as accountant, auditor, controller and CFO. His focus has been on financial analysis, management reporting and operating controls. Mr. Finn holds a Bachelor of Business Administration in Finance from the University of Massachusetts at Amherst and a Masters of Business Administration in International Business from the Helsinki School of Economics in Helsinki, Finland. He is a member of the Institute of Management Accountants. Mr. Finn also serves as Chief Financial Officer of Advance Nanotech, Inc.

DR. PETER L. GAMMEL is the Chief Technology Officer and Director of the Company. Dr. Gammel is also Senior Vice President - Electronics for Advance Nanotech, Inc. Prior to joining the Company, Dr. Gammel held the position of Chief Technology Officer of Agere Systems' Analog Products Division where he was responsible for the technology and roadmaps for high frequency power transistor products. Dr. Gammel also served as the Director of Materials Physics Research at Lucent Technologies and in several leadership positions at AT&T Bell Laboratories. Before entering the corporate world, Dr. Gammel conducted research at several leading universities, including Cornell University, M.I.T. and Washington University. He holds a Ph.D. in physics from Cornell University and two Bachelor of Science degrees from M.I.T., in physics and mathematics. Dr. Gammel is responsible for approximately 50 patent filings and more than 200 publications through his work with Agere, Lucent, AT&T Bell Labs, Cornell University, and M.I.T.

ANDREW KOEHL has been Co-Founder of the Company since its inception, and Director and President - Products since September, 2005. Mr. Koehl is responsible for Owlstone's day-to-day operations. Mr. Koehl is the inventor of the microchip spectrometer technology on which Owlstone has based its business, which he developed while a postgraduate at the University of Cambridge. Mr. Koehl holds a Bachelor of Science in Electrical Engineering from the California Institute of Technology and is currently on leave from the Ph.D. program at the University of Cambridge.

DAVID RUIZ-ALONSO has been Co-Founder of the Company since its inception, and Director and President - Technology since September, 2005. Mr. Ruiz-Alonso is responsible for all technology aspects of the Company, including wafer fabrication, back-end packaging assembly and test. Mr. Ruiz-Alonso has a Bachelor of Science and M.S.C. in Electrical Engineering from the Technical University of Valencia. Mr. Ruiz-Alonso is currently on leave from the Ph.D. program at the University of Cambridge.

PAUL (BILLY) BOYLE has been Co-Founder of the Company since its inception, and Director and President - Operations since September, 2005. Since co-founding Owlstone, Mr. Boyle has been working on development and implementation of the detection technology with foundry partners. He is also active in business development, demonstrating to partners how the Owlstone technology can used to realize a paradigm shift in detection applications and deployment scenarios. Mr. Boyle is also heavily involved in the creation and development of new technologies and intellectual property. Prior to joining Owlstone Mr. Boyle was a Research Associate in the Microsystems and Nanotech group at the University of Cambridge. In an academic / industry consortium, he designed and developed silicon-opto hybrid devices for next generation telecoms systems. Mr. Boyle holds a Bachelor of Science and Masters of Science in engineering from the University of Cambridge.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of November 2, 2005 by (i) each person whom we know to beneficially own 5% or more of the Common Stock, (ii) each of our directors, (iii) each person listed on the Summary Compensation Table set forth under "Executive Compensation" and (iv) all of our directors and executive officers. The number of shares of Common Sock beneficially owned by each stockholder is determined in accordance with the rules of the Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder exercises sole or shared voting or investment power. The percentage ownership of the Common Stock, however, is based on the assumption, expressly required by the rules of the Commission, that only the person or entity whose ownership is being reported has converted or exercised Common Stock equivalents into shares of Common Stock; that is, shares underlying Common Stock equivalents are not included in calculations in the table below for any other purpose, including for the purpose of calculating the number of shares outstanding generally.


NAME AND ADDRESS OF
BENEFICIAL
OWNERS/DIRECTOR                               SHARES OWNED             PERCENT
-------------------                           ------------             -------

Magnus R.E. Gittins                                0                    0(1)(2)
Interim Chief Executive Officer and
Director
600 Lexington Avenue 29th Floor
New York, NY 10022

Thomas P. Finn                                     0                    0(2)
Chief Financial Officer, Director and
Secretary
600 Lexington Avenue, 29th Floor
New York, NY 10022

Peter L. Gammel                                    0                    0
Interim Chief Technology Officer and
Director
600 Lexington Avenue 29th Floor
New York, NY 10022

Paul Boyle                                     7,020,000                10.64%
President - Operations and Director
St John's Innovation Centre
Cowley Road
Cambridge CB4 0WS, UK

Andrew Koehl                                   7,560,000                11.45%
President - Products and Director
St John's Innovation Centre
Cowley Road
Cambridge CB4 0WS, UK

David Ruiz-Alonso                              7,020,000                10.64%
President - Technology and Director
St John's Innovation Centre
Cowley Road
Cambridge CB4 0WS, UK

All Executive Officers                        21,600,000                32.73%
and Directors as a Group
(6 people)


Advance Nanotech, Inc.                        42,000,000(3)             63.64%
600 Lexington Avenue, 29th Floor
New York, NY 10022

----------
(1)      Less than 1% and statistically insignificant.
(2) Messers Gittins and Finn are also stockholders of Advance Nanotech and therefore will receive shares of Common Stock issued as a dividend.
(3) 42,000,000 includes the 6,000,000 shares of Common Stock which will be issued as a dividend to its stockholders.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or any of its direct or indirect subsidiaries or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware General Corporation Law.

Owlstone Nanotech does not maintain any director's and officers' liability insurance.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Owlstone Nanotech pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

Owlstone is a development stage company focused on becoming a leading, global, micro/nano technology company by developing and selling chemical and biological gas detection and measurement sensors. We are initially focusing on the defense and homeland security sectors within the chemical sensing and detection market. We were formed through the recognition of the opportunities created by the application of micro/nano technology to the market's need for improved sensing technology.

Growth within the chemical sensing market is fueled in part by a heightened security threat in military and civilian spheres. New and more effective sensors are needed for defense and homeland security applications, and for applications in other areas including the medical, industrial and environmental sectors. We intend to address these needs through our products based on a technology known as FAIMS - Field Asymmetric Ion Mobility Spectrometry. With our proprietary approach, a type of spectrometer can be built whereby the sensor is a silicon chip. With complementary drive and processing electronics, the complete instrument may be mass produced at low unit cost. Our technology may be capable of detecting otherwise difficult to sense gases. We believe its combination of sensitivity, selectivity, small size and high speed differentiate it from competing technologies and may open the door to mass market applications and new applications not easily achieved with existing detection technologies. Importantly, our sensor may be programmed to detect a particular gas or range of gases. This means that a single platform may be able to serve a range of applications.

Our core technology was developed by one of our founders, Andrew Koehl, during research undertaken at the University of Cambridge in the United Kingdom. We continue to maintain good relationships with, and to have use of facilities at, a number of universities including the University of Cambridge.

MARKET OPPORTUNITY

The market for chemical sensors in the United States alone was estimated to be worth $2.77 billion in 2003 and is forecast to grow to over $4.2 billion in 2008, according to the Freedonia Group. We are initially focusing on the application of our technology to the defense and homeland security markets. Although we are initially focusing on these markets, we believe our products are suited for other markets including the medical/diagnostics, industrial and automotive, environmental and consumer markets.

DEFENSE

With the increased focus on terrorism post 9-11, and the threat of nation-states engaging in asymmetric warfare, chemical and biological attacks are seen as a real threat. Governments worldwide have found it necessary to protect against attack from chemical and biological weapons. This requires a means of detection of attack and contamination both for military and civil use. Frost and Sullivan estimate that the global market for chemical warfare agent detection will be approximately $400 million in 2005, and will grow at around 20% annually. The majority of this market is military, but there is a significant and growing non-military component, including the government and first responders. The United States represents almost 60% of this market and it is served by equipment suppliers such as Smiths Detection, Northrop Grumman and General Dynamics. We believe that companies such as these may be prospective licensees of our technology in this sector.

According to the Department of Defense and the National Institute of Justice, competitive factors for these markets include a low false positive rate, the ability to network sensors together easily, and a rapid detection time. Various different sensor technologies are currently in use, of which Ion Mobility Spectrometry (IMS) is a market leader. However, IMS detection instruments are generally large and expensive, and we believe that the technology's scope for further miniaturization to enable small and inexpensive devices is limited.

We intend to address these issues with our technology, as we believe it to be a good fit with the needs of this market sector. A key differentiator of our technology is its expected ability to deal with the problems of interferants and false alarms. We believe our system could be programmed to adapt itself to negate deleterious interferant effects. This would mean it could learn to block out interferants from the battlefield, thereby improving confidence in the detection system.

Cost and size can be limiting factors in deployment scenarios. Equipping every soldier with a detection system has a cost penalty and reduces combat effectiveness. We anticipate that the expected cost and size reduction, together with the expected low power consumption and reduced battery requirement of our detection technology will open up new patterns of use. Our vision is to develop an unobtrusive detector the size of a button that could provide real-time information where it is critically needed, for instance on the lapel of every soldier. We believe that this concept offers the potential to change the paradigm of use.

In contrast to existing systems costing thousands of dollars, a low cost, button sized sensor could potentially find disposable use. In one scenario we envision, thousands could be dropped from an aircraft onto a battlefield to provide an intelligent threat detection network linked by an integrated radio data interface. Information could be relayed directly to combat forces or command and control personnel. It might be possible to monitor the movement of an agent cloud and to use this information to guide troops.

HOMELAND SECURITY

Over the past few years the threat of terrorism has grown to become dominant in the world's consciousness. September 11, the Madrid train bombs and the London Tube bombings have reinforced the point. The terrorist organizations of today attempt to kill and maim in great numbers - it is known that they seek the
ability  to  use  weapons  of  mass  destruction   including  chemical  weapons.
Governments are seeking ways to protect the public and have to some degree improved security at places such as airports with equipment such as explosive detectors. However, this is a relatively simple problem - there are relatively few airports, and access to them can be controlled. Protecting the public on buses, trains, metros, and in public places is much more difficult. The advent of a low cost sensor that can be tuned to detect explosives and chemical warfare agents, and which could be combined with low cost radio networking electronics to form a network of sensors, would make possible a completely new way of protecting the public. It is this sort of paradigm shift that we envision our detection technology enabling.

An example of a high volume security application that could be enabled by a low cost sensor such as ours is cargo screening. Globally, there are some 250 million container movements through major sea ports every year, according to Powers International, and one container full of heroin could supply the entire country for a year. In addition to drugs, cargo containers can be used to smuggle explosives, terrorist weaponry and illegal immigrants, all of which pose a significant threat to the safety of society.

It is currently impossible to screen every container at every port for threats, whatever form they take. Currently, systems are used at the point of exit or entry, which may range from X-ray systems to customs officers and canines. The problem lies in throughput and the prohibitively slow speed with which a search can be carried out. This bottleneck is symptomatic of the serial screening process and the bulky, expensive equipment currently in use at ports.

With a miniature, cheap, high performance detection system it may be possible to change the paradigm of screening cargo containers and securing borders. In one scenario, a low cost detection system could be embedded within the container for the duration of the journey. Throughout the shipping process our detection system could screen for the presence of drugs, explosives and dangerous chemicals, in effect giving an intelligent container that knows what it contains. At a border point, or even beforehand, the container could be rapidly interrogated by customs officers to ensure it is threat free, expediting the passage of safe cargo. Freight companies would benefit from faster screening and a reduction in the total cost of cross-border shipping. The bottom line for society would be more secure borders and improved homeland security.

MEDICAL / DIAGNOSTIC

We believe our technology has the potential to be used for the detection of disease, such as certain forms of cancer, asthma, and certain organ failures, through the identification of signature chemicals in exhaled breath. It is conceivable that such a device could find use in the doctor's office, as a domestic healthcare product, or elsewhere. The potential specificity of our sensor makes it a candidate for such use.

A significant potential application may be blood glucose monitoring - a growing need due to the substantial and increasing number of diabetics in the developed world. In the United States, for example, there were 18.5 million diagnosed diabetics in 2003, according to Freedonia. The most prevalent method of blood glucose testing in use today involves pricking the finger and testing blood on a test strip. This is a painful process and there is a strong market interest in finding a less-invasive alternative. Researchers have reported the level of sugar in the blood may be related to acetone levels in exhaled breath, and we intend to explore the possibilities for using our sensor technology in this application area.

Another potential application may be the detection of cancer. Many cancers go undiagnosed until secondary effects such as lumps or coughs are noticed, by which time the cancer may be advanced. A detection method that could indicate the problem at an earlier stage would be very valuable. As an example, we believe it may be possible to use our technology for detecting bladder cancer metabolites in urine. Bladder cancer is the fifth most common cancer in the West and is responsible for approximately 3% of cancer-related deaths, according to the Journal of the National Cancer Institute, March 21, 2001. The presence of abnormal cells, proteins and smaller molecules in individuals with cancer is well established. Standard screening for bladder cancer involves urine cytology, but the low sensitivity of this method for identifying malignancy has prompted the search for other urinary markers for screening. Molecular markers of bladder cancer present in urine are known, some of which are currently used in the clinic and others are in clinical trials. Results superior to conventional screening tests have been achieved from markers in urine by combining patient data from several markers using a neural network. Combining data on the distribution of the volatile components of urine may also show high specificity and sensitivity in the diagnosis of bladder cancer. Evidence for the existence of volatile markers of bladder cancer in urine comes from a study in which dogs could be trained to distinguish patients with this type of cancer from control subjects by the odor of their urine. It may be possible for our sensor technology to be used to analyze these volatile components in urine samples.

INDUSTRIAL AND AUTOMOTIVE

Within the chemical sensor market is the large industrial and automotive sector. Within this sector are a number of interesting application areas which may be applicable to our sensor. These include:

PROCESS INDUSTRIES. The market for chemical sensors in industrial process control applications in the United States is forecast to be worth $112 million in 2008, according to Freedonia. This includes a range of applications for a range of industries, such as the pharmaceutical, chemical and biotech industries. The ability of our sensor technology to be programmed for different gases could make it well suited for this highly fragmented market, since it should be possible to customize towards particular market needs through programming, which would mean that a relatively small number of sensor platforms would need to be designed to address this sector.

THE AUTOMOTIVE INDUSTRY. A particular need of the automotive industry is the management of cabin air quality in vehicles. Volatile Organic Compounds and other forms of pollution can build up inside a car, and the air conditioning of the car can be controlled in order to eliminate them. To do this, however, they need to be detected, requiring a suitable sensor. This issue is initially being addressed in luxury and other high end vehicles, before expected roll-out across the fleet, and with automotive production running at over 12 million units in the United States in 2003, and more than 40 million world-wide, according to Freedonia, this represents a significant market for a suitable sensor.

ENVIRONMENTAL MONITORING

The market for chemical sensors in environmental monitoring applications is forecast to grow to over $400 million in the United States by 2008, according to Freedonia. It is focused around safety and emissions for industrial plants and for automobiles. This market is driven by the increasing emphasis on safety and the regulatory changes that go with it.

The increasing emphasis on indoor air quality from regulatory and other bodies may well lead to a need for more air quality monitoring equipment. There are a numbers of chemicals that can be present in domestic and office air which may be bad for the health. These include Volatile Organic Compounds (VOCs). While existing chemical sensors are capable of detecting VOCs, they are generally unable to differentiate between different chemicals, and so cannot discriminate between harmful and harmless VOCs. The expected ability of our sensor technology to distinguish between various different contaminants, and to differentiate VOCs, together with its expected attractive price/performance, could enable a paradigm shift in this type of application, with commensurate increased volume of sales, since it would then be possible to set and enforce air quality standards. Sensors might be seen within air conditioning equipment or placed on their own, perhaps as part of a network.

CONSUMER

A large number of smoke detectors are sold each year - Freedonia estimate 27 million units will be sold in the United States in 2008. Currently, most smoke detectors work by detecting particles from combustion and so alarm when a fire is already underway. By detecting gases which are emitted prior to combustion, it should be possible to provide an earlier, more useful, alarm. We believe that our sensor may have the capability to do this, providing a significant performance enhancement to smoke detectors incorporating our technology.

In addition, the flexible capability of our technology could allow for detection of other contaminants in the atmosphere, making it suitable for indoor air quality monitoring. Research has shown that occupants in newly built houses often experience Sick Building Syndrome, which causes eye irritation, nasal congestion, severe headache, and/or bloating. The majority of people spend more than 80% of their day indoors (in offices, indoor markets, schools, and hospitals), according to the Ministry of Environment for the Republic of Korea. Thus, there is demand for low cost, miniature, flexible detection technologies for efficient indoor air quality monitoring. Legislation to enforce air quality standards is already in place in Hong Kong, Japan, Korea and Malaysia, with Europe and the US set to follow suit.

OUR TECHNOLOGY

Our initial products will be based on a technology known as FAIMS - Field Asymmetric Ion Mobility Spectrometry. FAIMS is similar to Ion Mobility Spectrometry, in which a charged particle is identified by the time that it takes to move through an electric field. In FAIMS, the electric field is swept in a bipolar fashion to differentiate further between particles, which may increase the selectivity of the device. We build our sensors using microelectromechanical systems (MEMS) and nanotechnology fabrication techniques on silicon. We believe our approach may offer certain competitive advantages, in particular sensitivity, size and cost advantages. We expect that our sensor may be adapted to different applications by changing the sensor's firmware or software programming, which should make it possible to re-program the sensor for new applications after deployment. We intend to build and sell sensor sub-systems incorporating the sensor, drive electronics and signal processing.

We believe our technologies will add value across a number of industrial, military, and consumer applications that will benefit from their expected performance advantages. These include:

o Small Size - We are developing technology that we believe may attain a high degree of systems integration by utilizing recent advancements in MEMS and nanotechnology. We expect that the small size of our products will enable a new class of detection systems with an unprecedented level of portability and will introduce a host of new applications and deployment scenarios.
o Low Cost - We believe cost to be among the more compelling drivers behind our innovative technology. Development of inexpensive and mass-produced embodiments is therefore a critical focus of our business. We believe the affordability of our products will open up many new marketing opportunities. In particular, we expect that applications will arise in which the sensor becomes a disposable item.
o Customizability - Our sensor may be programmed to detect different substances (known as analytes) by changing the electronic waveforms applied to the chip and by suitable signal processing. It should be possible to use a given sensor design for a range of applications, providing economies of scale.
o High Speed - The combination of sensing and computing is expected to result in high bandwidth and high resolution capability due to local closed-loop control. We expect that this rapid readout of signals will enable real-time analysis of analytes and mixtures of analytes in the presence of common environmental interferants such as smoke, dust, fuel vapors and exhaust fumes. A critical focus of product development is the exploitation of this rapid response for real-time analysis and detection of various molecular targets of interest.
o High Sensitivity - By harnessing the advantages of microscale miniaturization, we hope to develop a technology with exceptional sensitivity for a sensor of this size and cost. Sensitivity is valuable in identifying hazardous agents before they reach dangerous levels and in detecting substances with especially faint odors, such as explosives.
o Low Power Consumption - We expect that the small size of our technology will lead to low power requirements allowing for battery operation, which would be a critical advantage, since tiny, inexpensive sensor modules must also use very small batteries. Limited power consumption, and hence longer battery life, would greatly facilitate the deployment of unattended sensor networks for first warning perimeter applications, as well as environmental monitoring applications in both military and civilian sectors.
o High Discrimination - Our technology is spectrometric and, unlike many existing technologies that simply indicate the presence of any of a range of chemicals, it is expected to be able to discriminate between chemicals and provide advanced analysis capabilities. This enhanced capability is vital for minimizing false alarms (that is, achieving a low level of false positives) and improving detection rates. Because our technologies may be suitable for a broad range of chemical and biological reagents and samples, they may be applicable to a multitude of segments in many diverse markets.
o Networkable - The anticipated small form factor and low power requirement of our sensor technology would potentially make it a good candidate for networking. It should be possible to integrate an intelligent wireless network interface to create field deployable sensor networks. Deploying networks of sensors may bring unprecedented detail to civil and environmental monitoring and to the safety and security of our everyday lives.
o Resilience - Miniaturized devices may be more resilient against high shock forces, which may translate into greater durability and reliability. High resilience may open up the prospect of new deployment scenarios.
o        Low noise - By  harnessing  the  advantages  of small size and micro or nano scale properties, we are developing products with a minimum of moving parts. Fewer moving parts may lead to quieter operation. Low noise operation may be advantageous for military field use, when stealth is required.
o Low Maintenance - We expect that our products will exhibit a reduced rate of operational failure due to their lack of moving parts. And because our spectrometric technology relies on programmable
         "intelligence" rather than pre-functionalization to differentiate between chemicals, we envisage that our products may be designed to be upgradeable post deployment simply by applying software updates. In this way, updates that provide new or improved functionality, such as scanning for a new list of hazardous substances, may be applied quickly and remotely without taking products out of service.

We demonstrated the basic chemical detection capability of our sensor technology in the fourth quarter of 2004. An applications test platform is expected to be made available to potential licensees in the fourth quarter of 2005. Future versions, expected to be made available in mid-2006, will have performance and package enhancements. Our first product, suitable for industrial process control, is expected to be available in the third quarter of 2006. Successive product releases, suitable for higher volume deployment, will be further integrated, miniaturized and cost-optimized.

STRATEGY

We aim to become a leading global supplier of micro and nanotechnology chemical and biological detection sensors for use in a wide range of high value markets ranging from military and domestic security to medical breath analysis. Our strategy to achieve this is as follows:

o DEVELOP OUR FAIMS DETECTION TECHNOLOGY. Our initial focus is to develop and exploit our promising FAIMS technology. To do this, we will continue with our current in-house development program. Our existing portfolio of patent applications will be progressed and further refined and developed. We intend to adopt both defensive and offensive intellectual property protection schemes. We will explore likely applications identified by our marketing activities, and test the performance of the sensor within these areas.
o STRATEGIC PARTNERSHIPS AND DEVELOPMENT PROGRAMS WITHIN HOMELAND SECURITY AND DEFENSE. We believe that there is considerable opportunity for warfare agent and explosive monitoring products based on our detector. We may enter into development agreements with military organizations, government agencies and market leaders in this field, substantially reducing development risk and cost. In return, the partners may gain preferential terms for the use of our devices in their equipment. While the time to market and development lifecycle for military products may be long, considerable funds are available through government programs such as SBIR.
o FAIMS DETECTION PRODUCT IN INDUSTRIAL PROCESS CONTROL. We aim to gain product traction through the integration of our detection technology into factory systems to provide a rapid, reliable, inline monitor of process chemicals. In this application, our sensor would be used to warn if a process line deviates from the "correct" chemical signature. We believe our sensor technology would be suitable for use in applications ranging from petrochemical to pharmaceutical process control. Regulatory, cost and size requirements for process control are less onerous and margins are substantial, making it a suitable first application relative to development timelines and manufacturing capacity.
o FORM RELATIONSHIPS WITH EQUIPMENT MAKERS IN OTHER MARKETS AND REDEVELOP FOR THEIR NEEDS. The initial development and deployment of our sensor technology in the process control, homeland security and defense markets will be used as a stepping stone for entry into the wider chemical analysis market. Rather than offering a single application solution, we intend to focus on building product platforms with multiple market opportunities. Markets which have potentially significant opportunities for our sensor technology include:
         o        Medical: Non-invasive disease diagnosis and monitoring
         o        Automotive: Cabin air and emissions
         o        Environment: VOC analysis and pollution monitoring
         o        Consumer:  Advanced  smoke  detection  and Indoor Air  Quality
                  (IAQ)
o OPTIMIZE PRODUCT FOR SPECIFIC NEEDS OF EACH PARTNER. Our initial product will be a detector module consisting of our sensor chip combined with electronics, signal processing software, gas handling and packaging. The sensor module would form part of our customers' and partners' products. Our product roadmap shows a series of releases of this module, each demonstrating increasing levels of integration, miniaturization and reduced cost. The roadmap begins with a development platform for partners and customers. We intend to follow the development platform with a module which can be incorporated into mid-size analytical products, both fixed and portable. Subsequent releases are planned which involve higher levels of electronics and packaging integration, producing smaller packages which should be suitable for incorporation into small handheld, consumer and potentially wearable devices. We expect that limited customization will be required for each unique application, in particular through software programming for the specific analyte of interest. Hence, our products can be made application specific, allowing us greater flexibility in dealing with different vertical markets. Because we expect to be able to control functionality in this way, we may use this strategy to retain the value in our device and to maintain our margins.
o        FABRICATE  DEVICES  AND  SELL TO  PARTNERS  FOR  INCLUSION  INTO  THEIR
         PRODUCTS. We intend to avoid the capital costs of developing a manufacturing facility for our sensor module and the expense of marketing or distributing the sensor module, by subcontracting its manufacture and assembly. However, the intellectual property rights to the design and manufacture of our microchip spectrometer technology will remain with us. We do not expect to supply end-products in volume. Instead, we intend to rely on original equipment manufacturers to push the technology through their established sales channels. This arrangement should allow us to focus on developing and testing innovative technology, while partners are expected to provide the user interface for each market segment and then market products to consumers.
o ACQUISITION AND DEVELOPMENT OF NEW TECHNOLOGIES. At the appropriate time, we propose to extend our technology platform through partnerships and acquisitions of companies with complementary technologies. Sustained growth will be achieved through broadening our product base and improving our value proposition.

INTELLECTUAL PROPERTY

The development and protection of intellectual property and technology know-how is a key priority in our current and ongoing activities. We have filed ten patent applications covering the key functional and operational features of our detection technology, and are actively working on extending our portfolio of patent applications. We believe that the core value adding features of the technology are novel, patentable and defensible. We intend to file a further eight patent applications in 2005. We will incorporate additional intellectual property developed since earlier applications which broadens the degree of protection of our core innovation.

Our intellectual property protection goals include:

         o Patent protection of the core detection technology including key features, modes of operation and market applications.

         o Step-wise extension of the core technology IP to cover product performance improvements and to prevent competitors from exploiting incremental improvements.

         o Protection of the innovation, know-how and right to apply our core technology in various applications.

         o Protection of our IP in related technology derived from further Owlstone innovations.

         o        Development   and   licensing   of   emerging    complementary
                  technologies to offer a more complete detection solution, enabling Owlstone to compete across a wider range of high value markets.

PATENT APPLICATIONS

----------------- --------------------------------------------------- ----------
  Application     United Kingdom                                        Date
----------------- --------------------------------------------------- ----------
   0521451.5      Ion Pump, Marks and Clerk reference GBP290469       10/21/05

----------------- --------------------------------------------------- ----------
  Application     Marks and Clerk (PCT applications)                    Date
----------------- --------------------------------------------------- ----------
   WPP290222      Ion Mobility Spectrometer                            8/2/05
   WPP290223      Ion Mobility Spectrometer                            8/2/05

----------------- --------------------------------------------------- ----------
 Serial Number    United States                                         Date
----------------- --------------------------------------------------- ----------
   11/239,423     Method of Synthesis of Nanotubes and Uses Thereof    9/30/05
   11/247,016     Compact Ionization Source                           10/10/05
   11/231,196     Ion Gate                                             9/19/05
   11/239,367     3D Miniature preconcentrator and inlet sample
                  heater                                               9/29/05
   11/238,977     Nanostructures Containing Carbon Nanotubes and
                  Methods                                              9/30/05
                  of their Synthesis and Use
   11/239,165     Nanostructures containing Inorganic Nanotubes and    9/30/05
                  Methods of their Synthesis and Use
     Docket       Ion Drive and Odor Emitter                          10/25/05
   64223-5007


COMPETITION

The market for chemical sensors is complex and fragmented, with many applications and many different technologies which address them. Accordingly, the competitive landscape is complex. Some companies are focused around specific industry niches, others around specific sensor types. Significant competition lies in companies providing existing technologies--technologies that we are seeking to displace. Many of our competitors have capital and development resources far greater than that available to us.The competitive threat can be divided into three categories:

         o EMERGING MINIATURE DETECTION TECHNOLOGIES: Increased investment and market pull has resulted in an intense program of R&D in companies, government facilities and academic labs to develop disruptive detection technologies. Examples of emerging detection technologies include chemiresistors, surface acoustic wave devices, miniature gas chromatography columns, resonating cantilevers, coated nanotubes, and infrared detectors. Many of these technologies target similar applications and markets as us. However, we expect that most do not have the same advantageous mix of performance benefits, such as size, cost, sensitivity, selectivity, speed, portability, information density and power consumption, offered by our core technology. Known players in this category include Nanomix and IBM Research.
         o INCUMBENT MANUFACTURERS: We aim to supply high value custom detection modules to existing manufacturers of gas detection equipment. However, many such companies are independently developing new technology in an attempt to capture and grow market share in existing and emerging detection scenarios. Competitors include Smiths Detection, GE Security and BAE Systems.
         o IMMEDIATE COMPETITORS: These are companies developing similar detection methodologies but with alternate embodiments and manufacturing methods. Sionex Corporation, Ionalytics and MSA are companies developing FAIMS technologies. While the principle of detection of their technologies may be similar, we believe their systems are not as well integrated or miniaturized to the same extent as our technology. Thus, we expect that it would not be possible for them to reach the volumes, price points or performance demanded of emerging applications and deployment scenarios, which range from "intelligent battlefields" to non-invasive disease diagnosis.

EMPLOYEES

We have a total of 10 employees as of November 2, 2005. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. At the present time, significant positions within our company are being held on an interim basis by members of our majority stockholder, Advance Nanotech. Advance Nanotech charges in aggregate for the services it provides for use of its employees at a monthly rate of $10,000. It is anticipated that these positions will be replaced in the near future by outside individuals.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting Release No. 60, which was recently released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of the consolidated financial statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC, which requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The following discussion is intended to supplement the summary of significant accounting policies as described in Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2004 included in our annual report on Form 10K.

These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of the consolidated financial statements.

BASIS OF PRESENTATION

Financial   statements   are  prepared  on  the  accrual  basis  of  accounting.
Accordingly, revenue is recognized when earned, title passes, and collectibility is reasonably assured. Expenses are recorded when incurred.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Owlstone Nanotech and its subsidiary, Owlstone Limited. All significant inter-company accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts including disclosures. Accordingly, actual results could differ from these estimates. Significant estimates in the financial statements include the assumption that the Company will continue as a going concern.

COMPANY STATUS

We have made solid progress in developing our business over the past 18 months. We have incurred losses in each fiscal year during our development stage. Our management believes that we have the opportunity to become the leading, worldwide supplier, of next generation chemical detection technology, for multiple, high value emerging market opportunities.

We are considered a development-stage company for accounting purposes because we have not generated any material revenues to date. Accordingly, we have no relevant operating history upon which an evaluation of our performance and future prospects can be made. We are prone to all of the risks to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things:

         o satisfy our future capital requirements for the implementation of our business plan;

         o        commercialize our existing products;

         o complete development of products presently in our pipeline and obtain necessary regulatory approvals for use;

         o implement and successfully execute our business and marketing strategy to commercialize products;

         o        establish and maintain our client base;

         o continue to develop new products and upgrade our existing products;

         o        respond to industry and competitive developments; and

         o        attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we were unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. The likelihood of our success must be considered in light of the development cycles of new pharmaceutical products and technologies and the competitive and regulatory environment in which we operate.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2005

In the first 6 months of the 2005 fiscal year we reported a net loss of $469,278, and a cumulative net loss of $857,990 since inception. In the first 6 months of the 2005 fiscal year, we spent $303,143 on research and development activities and $166,135 on general and administrative activities.

Total assets were $259,718 with cash and cash equivalents of $0 as of June 30, 2005. As of June 30, 2005, we had advanced a cumulative total of $949,048 under the loan facility with our majority shareholder, Advance Nanotech.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

In the completed fiscal year we reported a net loss of $408,612 since inception. In the fiscal year ended December 31, 2004, we spent $241,563 on research and development activities and $147,149 on general and administrative activities.

Total assets were $104,190 with cash and cash equivalents of $14,034 as of December 31, 2004. As of December 31, 2005, we had advanced a cumulative total of $411,646 under the loan facility with our majority shareholder, Advance Nanotech.

LIQUIDITY AND CAPITAL RESOURCES

The Company has a $3 million line of credit facility agreement with Advance Nanotech. The facility bears interest at an Annual Rate equal to the Base Rate (as defined as the base rate published from time to time by Barclays Bank Plc) and is repayable in the event that the Company raises $5 million dollars in equity funding as set forth in the First Amendment to the Facility Agreement. In conjunction with the increased facility, the Company issued Advance Nanotech 6,000,000 shares in Owlstone. Before the $3 million facility, Advance Nanotech held 60% of the shares of Common Stock in Owlstone. After the $3 million facility, Advance Nanotech holds 63.64% of the shares of Common Stock.

Since  it  is  anticipated  that  the  Company  will  not  internally   generate
significant revenue or profits in the near term, the Company anticipates raising additional capital to meet its business objectives.

PLAN OF OPERATION

To date, we have not generated any revenue as a result of our current plan of operations. Moreover, given our strategy of financing new and unproven technology research, we do not expect to realize significant revenue from operations in the foreseeable future, if at all.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ("FASB") issues various accounting standards and interpretations that could have an impact on the Company's consolidated financial statements. Recent pronouncements include:

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payments ("SFAS 123R"). SFAS 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company is required to adopt the new standard in the first interim period beginning after December 15, 2005. The Company has not yet determined the impact, if any, of the adoption of SFAS 123R on its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29 ("SFAS 153"). SFAS 153 requires that exchanges of nonmonetary assets be measured based on the fair values of the assets exchanged, and eliminates the exception to this principle under APB Opinion 29 for exchanges of similar productive assets. The Company is required to adopt the new standard in the first interim period beginning after June 15, 2005. The Company does not expect the adoption of SFAS 153 to have a material effect on its financial statements.

In May  2005,  the FASB  issued  SFAS No.  154,  "Accounting  Changes  and Error
Corrections." SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Company is required to adopt the new standard in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

                             DESCRIPTION OF PROPERTY

As of the date of this report we do not own any interest in real property. Our corporate headquarters are located at 600 Lexington Avenue, 29th Floor, New
York, New York 10022. We also have offices at in Cambridge at St. John's Innovation Centre, Cowley Road, Cambridge, CB4 0WS, United Kingdom. We occupy approximately 300 square feet on one floor at our corporate headquarters provided by Advance Nanotech, Inc., for a monthly fee of $1,500. We occupy approximately 1,300 square feet on one floor at our Cambridge Office.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended December 31, 2004, there were no material transactions or relationships between the Company and its management.

The Company has a $3 million line of credit facility agreement with Advance Nanotech. The facility bears interest at an Annual Rate equal to the Base Rate (as defined as the base rate published from time to time by Barclays Bank Plc) and is repayable in the event that the Company raises $5 million dollars in equity funding as set forth in the First Amendment to the Facility Agreement. In conjunction with the increased facility, the Company issued Advance Nanotech 6,000,000 shares in Owlstone. Before the $3 million facility, Advance Nanotech held 60% of the shares of Common Stock in Owlstone. After the $3 million facility, Advance Nanotech holds 63.64% of the shares of Common Stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our shares.

DIVIDENDS

We have never declared or paid cash dividends on our capital stock, and our board of directors does not intend to declare or pay any dividends on the Common Stock in the foreseeable future. Our earnings, if any, are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the Common Stock will be at the discretion of the board of directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness and to pay our dividend obligations on securities ranking senior to the Common Stock, our future earnings, if any, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

The transfer agent for our Common Stock is ComputerShare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Their telephone number is
(303) 262-0714.

                             EXECUTIVE COMPENSATION

The following  table sets forth  information  for each of the fiscal years ended
December 31, 2004 concerning the compensation paid and awarded to all individuals serving as (a) our chief executive officer, (b) each of our five other most highly compensated executive officers (other than our chief executive officer) at the end of our fiscal year ended December 31, 2004 whose total annual salary and bonus exceeded $100,000 for these periods, and (c) up to two additional individuals, if any, for whom disclosure would have been provided pursuant to (b) except that the individual(s) were not serving as our executive officers at the end of our fiscal year ended December 31, 2004:

                           SUMMARY COMPENSATION TABLE

                                                                                  Securities
Name &                                             Other Annual    Restricted     Underlying                  All Other
Principal                       Salary    Bonus    Compensation   Stock Awards   Options/SARs  LTIP Payouts  Compensation
Position              Year       ($)       ($)        ($)             ($)            (#)           ($)           ($)
------------------   ------     ------    -----    ------------   ------------   ------------  ------------  ------------
Magnus Gittins(1)     2004        0         0           0              0              0             0             0
Thomas P. Finn(2)     2004        0         0           0              0              0             0             0
Peter L. Gammel(3)    2004        0         0           0              0              0             0             0
(4)

----------
(1)      Interim Chief Executive Officer and Director
(2)      Interim Chief Financial Officer, Secretary and Director
(3)      Interim Chief Technology Officer and Director
(4) There are three other principal employees who are not officers of the Company and they each are compensated (pound)30,000 per annum.

                  CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

                            DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK

NUMBER OF AUTHORIZED AND OUTSTANDING SHARES. Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, $0.001 par value per share, of which 66,000,000 shares were outstanding on November 2, 2005. All of the outstanding shares of Common Stock are fully paid and non-assessable.

VOTING RIGHTS. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Accordingly, the holders in excess of 50% of the aggregate number of shares of Common Stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

OTHER. Holders of Common Stock have no preemptive rights to purchase our Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

TRANSFER AGENT. Shares of Common Stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The transfer agent for our Common Stock is ComputerShare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

DESCRIPTION OF PREFERRED STOCK

NUMBER OF AUTHORIZED AND OUTSTANDING SHARES. Our Certificate of Incorporation authorizes the issuance of 25,000,000 shares of preferred stock, $0.001 par value per share, of which 0 shares were outstanding on November 2, 2005.

WARRANTS

None.

STOCK OPTIONS

None.

TRANSFER AGENT

Our transfer agent is ComputerShare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                               EXPERTS AND COUNSEL

Our auditors are Hall & Company, certified public accountants. Our consolidated financial statements as at and for the year ended December 31, 2004 have been included in this prospectus and in the registration statement in reliance upon the report of Hall & Company, and upon the authority of Hall & Company, as experts in accounting and auditing.

Reitler Brown & Rosenblatt LLC, attorney at law, has passed upon the validity of the securities being offered hereby.

Neither Hall & Company nor Reitler Brown & Rosenblatt LLC were hired on a contingent basis, nor will either receive a direct or indirect interest in the business of issuer. Further, neither was nor will be a promoter, underwriter, voting trustee, director, officer, or employee of the issuer.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company will file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet world wide web site that provides access, without charge, to reports, proxy statements and other information about issuers, like Owlstone Nanotech, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         You also may obtain copies of these materials by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. These materials are also available from the SEC in person at any one of its public reference rooms. Please call the SEC at l-800-SEC-0330 for further information on its public reference rooms. You may read and copy this information at the following location of the SEC:

                  Public Reference Room
                  450 Fifth Street, N.W.
                  Washington, D.C. 20549

         You can also obtain, without charge, reports, proxy statements and other information, including without limitation, any information we may incorporate by reference herein, about the Company, by contacting: Owlstone Nanotech Inc, 600 Lexington Avenue, New York, New York 10022, Attn: Corporate Secretary, telephone: (212) 583-0098, facsimile: (212) 583-0001.

                              FINANCIAL STATEMENTS



                              OWLSTONE NANOTECH INC
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                                   (UNAUDITED)


                                                   January 1,       November 6,
                                                      2005             2003
                                                       to         (inception) to
                                                 June 30, 2005     June 30, 2005
                                                  ------------     ------------

Costs and expenses
  Research and development ...................    $    303,143     $    544,706
  General and administrative .................         166,135          313,284
                                                  ------------     ------------

     Loss from operations ....................        (469,278)        (857,990)

Provision for income taxes ...................            --               --
                                                  ------------     ------------

     Net loss ................................    $   (469,278)    $   (857,990)


Foreign currency translation adjustment ......          39,077           19,177
                                                  ------------     ------------

     Comprehensive loss ......................    $   (430,201)    $   (838,813)
                                                  ============     ============


     Net loss per share- basic and diluted ...    $      (0.01)    $      (0.01)
                                                  ============     ============


     Weighted average shares outstanding -
         basic and diluted ...................      60,000,000       60,000,000
                                                  ============     ============


                             See accompanying notes

                              OWLSTONE NANOTECH INC
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                   June 30, 2005
                                                                    -----------
                                     ASSETS

Current assets
   Cash and cash equivalents ................................       $      --
   Other receivables ........................................           107,234
                                                                    -----------
     Total current assets                                               107,234


Office equipment, net .......................................           152,484
                                                                    -----------

                                                                    $   259,718
                                                                    ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Bank overdraft ............................................       $    66,257
  Accounts payable ..........................................            17,423
  Accrued expenses ..........................................            57,320
  Advances from related party ...............................             8,483
  Credit facility with related parties ......................           949,048
                                                                    -----------
     Total liabilities                                                1,098,531
                                                                    -----------

Stockholders' deficit
   Common stock; $0.001 par value; shares
      authorized 125,000,000; Shares issued
      and outstanding 60,000,000 ............................            60,000
   Preferred stock; $0.001 par value; shares
      authorized 25,000,000;
      Shares issued and outstanding NIL
   Additional paid in capital ...............................           (60,000)
   Accumulated other comprehensive income ...................            19,177
   Deficit accumulated during development stage .............          (857,990)
                                                                    -----------

     Total stockholders' deficit ............................          (838,813)
                                                                    -----------

                                                                    $   259,718
                                                                    ===========

                             See accompanying notes

                              OWLSTONE NANOTECH INC
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                     November 6,
                                                                        2003
                                                         Six months  (inception)
                                                           ending         to
                                                          June 30,     June 30,
                                                            2005         2005
                                                         ---------    ---------
Cash flows from operating activities
    Net loss .........................................   $(469,278)   $(857,990)
    Adjustments to reconcile net loss to cash flows
    used in operating activities
       Depreciation ..................................      18,846       25,337
    Changes in operating assets and liabilities
       Increase in other receivables .................     (67,871)    (107,234)
       Increase in accounts payable ..................       1,261       17,423
       (Decrease) increase in accrued expenses .......     (27,674)      57,320
       Increase in bank overdraft ....................      66,257       66,257
                                                         ---------    ---------
Net cash used in operating activities ................    (478,459)    (798,887)

Cash flows from investing activities
    Acquisition of office equipment ..................    (120,537)    (177,821)

Cash flows from financing activities
    Advances from related party ......................       8,483        8,483
    Proceeds from credit facility ....................     537,402      949,048
                                                         ---------    ---------
Net cash from financing activities ...................     545,885      957,531


Effect of exchange rates on cash and equivalents .....      39,077       19,177
                                                         ---------    ---------


Net decrease in cash and equivalents .................     (14,034)        --
                                                         ---------    ---------

Cash and equivalents
       Beginning of period ...........................      14,034         --
                                                         ---------    ---------
       End of period .................................   $    --      $    --
                                                         =========    =========

                             See accompanying notes

                              OWLSTONE NANOTECH INC
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKOLDERS' DEFICIT
                                  JUNE 30, 2005
                                   (UNAUDITED)

                                                                         DEFICIT     ACCUMULATED
                                                         ADDITIONAL    ACCUMULATED      OTHER         TOTAL
                                    COMMON STOCK          PAID IN        DURING     COMPREHENSIVE  STOCKHOLDERS'
                                 SHARES       AMOUNT      CAPITAL      DEVELOPMENT     INCOME       DEFICIT
                               ----------   ----------   ----------    ----------    ----------    ----------

Initial capitalization .....   60,000,000       60,000      (60,000)         --            --            --


Net loss ...................         --           --           --        (388,712)         --        (388,712)


Foreign currency translation         --           --           --            --         (19,900)      (19,900)
                               ----------   ----------   ----------    ----------    ----------    ----------

Balance, December 31, 2004 .   60,000,000       60,000      (60,000)     (388,712)      (19,900)     (408,612)
                               ==========   ==========   ==========    ==========    ==========    ==========


Net loss ...................         --           --           --        (469,278)         --        (469,278)


Foreign currency translation         --           --           --            --          39,077        39,077

                               ----------   ----------   ----------    ----------    ----------    ----------

Balance, June 30, 2005 .....   60,000,000       60,000      (60,000)     (857,990)       19,177      (838,813)
                               ==========   ==========   ==========    ==========    ==========    ==========


                             See accompanying notes

                              OWLSTONE NANOTECH INC

                        NOTES TO THE FINANCIAL STATEMENTS
                                  JUNE 30, 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting Release No. 60, which was recently released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of the consolidated financial statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC, which requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments.

These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of the consolidated financial statements.

ORGANIZATION AND NATURE OF BUSINESS
Owlstone Nanotech Inc. ("OWLN"), a Delaware corporation formed on February 18, 2005, merged with Owlstone Limited, ("OWLUK"), a UK Limited Company, Inc. effective August 24, 2005 in a transaction accounted for as a share transfer. There were no shareholders of OWLN as of June 30, 2005. On June 30, 2005, there were 5,000 shares of OWLUK issued and outstanding. On August 24, 2005, pursuant to the share transfer agreement, OWLN issued 60,000,000 shares to OWLUK shareholders in return for all of the issued and outstanding shares of OWLUK.

Unless otherwise noted, (1) the term "Owlstone" refers to Owlstone Nanotech, Inc., a Delaware corporation formerly known as Owlstone Limited, (2) the terms "Owlstone," the "Company," "we," "us," and "our," refer to the ongoing business operations of Owlstone Nanotech, Inc. and its subsidiaries, whether conducted through Owlstone Nanotech, Inc. or a subsidiary of the company, and (3) the terms "Common Stock" and "stockholder(s)" refer to Owlstone Nanotech's common stock and the holders of that stock, respectively.

Owlstone Nanotech Inc is a development stage company focused on becoming a leading, global, micro/nanotech technology company, developing and selling chemical, biological and gas detection and measurement sensors. Our initial market focus is on the fast growing defense and homeland security sector of the chemical sensing and detection market, with additional extensions to other parts of those markets. We were formed through the recognition of the opportunities created by the application of micro/nanotechnology to the market's need for improved sensing technology.

The growth in the chemical sensing market is fueled by a heightened security threat in both military and civilian spheres, and potential applications for new, more effective sensors in other areas such as medical, industrial and environmental applications. We intend to address those need through our products based on a technology known as FAIMS - Field Asymmetric Ion Mobility Spectroscopy. With our proprietary approach, a type of spectrometer can be built in which the sensor itself is a single silicon chip. With complementary drive and processing electronics, the complete instrument can be made cheaply and in great volume. Our technology's promise is to be capable of sensing otherwise difficult to sense gases. Its combination of sensitivity, small size and high speed strongly differentiate it from competing technologies and open the door to new, mass market applications. Perhaps most importantly, our sensor can be programmed to detect a particular gas or range of gases. This means that a single platform can serve a range of applications, and it enables a whole series of new applications which are not easily achieved with existing detection technology.

BASIS OF PRESENTATION
Financial   statements   are  prepared  on  the  accrual  basis  of  accounting.
Accordingly, revenue is recognized when earned, title passes, and collectibility is reasonably assured. Expenses are recorded when incurred.

PRINCIPLES OF CONSOLIDATION
The  consolidated  financial  statements  include  the  accounts of OWLN and its
subsidiary,   Owlstone  Limited.  All  significant  inter-company  accounts  and transactions have been eliminated.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts including disclosures. Accordingly, actual results could differ from these estimates. Significant estimates in the financial statements include the assumption that the Company will continue as a going concern.

GOING CONCERN The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its products, market penetration and profitable operations from the sale of its products. These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a going concern. Management plans to raise equity capital, there can be no assurance that these plans will be achieved. The company suffered a loss during the period, and its current liabilities exceeded its assets at the period end. In addition, the company is dependant on continuing finance being made available by its ultimate parent company to enable it to continue operating and to meet its liabilities as they fall due. In the opinion of management, they consider that they have the necessary arrangements in place with its ultimate parent company which guarantees to fulfill its obligations as they arise.

CONCENTRATIONS OF CREDIT RISK
The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

LIQUIDITY AND CAPITAL RESOURCES
The Company has a $2 million line of credit facility agreement with Advance Nanotech, Inc. ("AVNA"), a majority shareholder of Owlstone Nanotech. The facility is repayable in the event that the Company raises $5 million dollars in equity funding. In conjunction with the facility, the Company issued to AVNA shares of OWLN totaling 60% of the Company. On October 5, 2005, AVNA increased the credit facility to $3 million and the company issued an additional 6,000,000 shares of OWLN as consideration for increasing this facility.

Since  it  is  anticipated  that  the  Company  will  not  internally   generate
significant revenue or profits in the near term, the Company anticipates raising additional capital to meet commitments made to date.


DEPRECIATION
Fixed assets are stated at cost. Depreciation is provided at the following annual rates in order to write off each asset over the estimated useful lives.

           Asset                                     Rate
-----------------------------           ----------------------------
Plant and Machinery                     25% reducing balance method

Fixtures & fittings                     25% reducing balance method

Computer Equipment                      25% reducing balance method

Maintenance and repairs are charged to operations; betterments are capitalized. The depreciation charge for the period to June 30, 2005 was $19,817.

FOREIGN CURRENCY TRANSLATION
The Company's primary functional currency is the British Pound. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Expenses are translated at the average exchange rates in effect during the year. Translation gains and losses not reflected in earnings are reported in accumulated other comprehensive losses in stockholders' deficit.

RESEARCH AND DEVELOPMENT
Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB statement No. 2, "Accounting for Research and Development Costs."

LOSS PER SHARE
In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (SAB) No. 98, basic net loss per common share is computed by dividing net loss for the period, $430,201, by the weighted average number of common shares outstanding during the period, 60,000,000. Under SFAS No. 128, diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period.

INCOME TAXES
Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company is subject to income taxes in the United States of America and the United Kingdom. As of June 30, 2005, the Company had net operating loss carry forwards for income tax reporting purposes of approximately ($469,278) that may be offset against future taxable income through 2024. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carry-forwards will not be used. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company's financial instruments include cash equivalents and accounts payable. Because of the short- term nature of these instruments, their fair value approximates their recorded value. The fair value of the credit facility from Advance Nanotech Inc cannot be determined due to the related party nature of the obligations. The Company does not have material financial instruments with off-balance sheet risk.


NOTE 2 - COMMITMENTS

The company also has leased offices in Cambridge  (UK) and Newcastle  University
(UK) with the leases expiring on May 31, 2006 and Newcastle University lease on a month on month basis, with monthly rents of approximately $2,700, which was increased to approximately $7,200 during March 2005, due to rental of additional space and $475 respectively. Rents incurred through June 30, 2005 approximated $47,000.


NOTE 3 - RELATED PARTY TRANSACTIONS

Advance Nanotech, Inc. is a majority shareholder of the Company. At June 30, 2005, the Company has drawn $949,048 under its $2 million line of credit facility agreement with Advance Nanotech. The facility is repayable in the event that the Company raises $5 million dollars in equity funding.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


October 28, 2005


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
OWLSTONE NANOTECH, INC.


We have audited the accompanying consolidated balance sheet of Owlstone Nanotech, Inc. (a development stage company) as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the period from November 6, 2003 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Owlstone Nanotech, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the period from November 6, 2003 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ HALL & COMPANY
--------------------------
Hall & Company
Irvine, California

                              OWLSTONE NANOTECH INC
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                             AND COMPREHENSIVE LOSS


                                                               November 6, 2003
                                                                (Inception) to
                                                               December 31, 2004
                                                                   ------------

Costs and expenses
  Research and development ................................        $    241,563
  General and administrative ..............................             147,149
                                                                   ------------

     Loss from operations .................................            (388,712)


Provision for income taxes ................................                --
                                                                   ------------

     Net loss .............................................        $   (388,712)


Foreign currency translation adjustment ...................             (19,900)
                                                                   ------------

     Comprehensive loss ...................................        $   (408,612)
                                                                   ============

     Net loss per share- basic and diluted ................        $      (0.01)
                                                                   ============

     Weighted average shares outstanding -
        basic and diluted .................................          60,000,000
                                                                   ============

                             See accompanying notes

                              OWLSTONE NANOTECH INC
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                                                    December 31,
                                                                         2004
                                                                      ---------
                                     ASSETS

Current assets
  Cash and cash equivalents ..................................        $  14,034
  Other receivables ..........................................           39,363
                                                                      ---------
     Total current assets                                                53,397

Office equipment, net ........................................           50,793
                                                                      ---------

                                                                      $ 104,190
                                                                      =========


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Accounts payable ...........................................        $  16,162
  Accrued expenses ...........................................           84,994
  Credit facility with related parties .......................          411,646
                                                                      ---------
     Total liabilities
                                                                        512,802
                                                                      ---------

Stockholders' deficit
  Common stock; $0.001 par value; shares
     authorized 125,000,000; Shares issued
     and outstanding 60,000,000 ..............................           60,000
  Preferred stock; $0.001 par value; shares
     authorized 25,000,000;
     Shares issued and outstanding NIL .......................             --
  Additional paid in capital .................................          (60,000)
  Accumulated other comprehensive loss .......................          (19,900)
  Deficit accumulated during development stage ...............         (388,712)
                                                                      ---------
     Total stockholders' deficit                                       (408,612)
                                                                      ---------

                                                                      $ 104,190
                                                                      =========

                             See accompanying notes

                              OWLSTONE NANOTECH INC
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                    November 6,
                                                                       2003
                                                                  (Inception) to
                                                                    December 31,
                                                                       2004
                                                                   ------------
Cash flows from operating activities
    Net loss ............................................          $   (388,712)
    Adjustments to reconcile net loss to cash
       flows from operating activities
       Depreciation .....................................                 6,491
    Changes in operating assets and liabilities
       Other receivables ................................               (39,363)
       Accounts payable .................................                16,162
       Accrued expenses .................................                84,994
                                                                   ------------
Net cash from operating activities ......................              (320,428)

Cash flows from investing activities
       Acquisition of office equipment ..................               (57,284)

Cash flows from financing activities
       Proceeds from credit facility ....................               411,646
                                                                   ------------


Effect of exchange rates on cash and  equivalents .......               (19,900)
                                                                   ------------


Net increase in cash and equivalents ....................                14,034

Cash and equivalents
       Beginning of period ..............................                  --
                                                                   ------------
       End of period ....................................          $     14,034
                                                                   ============

Supplemental disclosure of cash activities
       Cash paid for interest and income taxes ..........          $       --
                                                                   ============

                             See accompanying notes

                              OWLSTONE NANOTECH INC
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
             FROM NOVEMBER 6, 2003 (INCEPTION) TO DECEMBER 31, 2004

                                                                         DEFICIT     ACCUMULATED
                                                         ADDITIONAL    ACCUMULATED      OTHER         TOTAL
                                    COMMON STOCK          PAID IN        DURING     COMPREHENSIVE  STOCKHOLDERS'
                                 SHARES       AMOUNT      CAPITAL      DEVELOPMENT      LOSS         DEFICIT
                               ----------   ----------   ----------    ----------    ----------    ----------

Initial capitalization .....   60,000,000       60,000      (60,000)         --            --            --


Net loss ...................         --           --           --        (388,712)         --        (388,712)


Foreign currency translation         --           --           --            --         (19,900)      (19,900)
                               ----------   ----------   ----------    ----------    ----------    ----------

Balance, December 31, 2004 .   60,000,000       60,000      (60,000)     (388,712)      (19,900)     (408,612)
                               ==========   ==========   ==========    ==========    ==========    ==========

                             See accompanying notes

                              OWLSTONE NANOTECH INC

                        NOTES TO THE FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 16, 2003 TO DECEMBER 31, 2004


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting Release No. 60, which was recently released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of the consolidated financial statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC, which requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments.

These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of the consolidated financial statements.

ORGANIZATION AND NATURE OF BUSINESS
Owlstone Nanotech Inc. ("OWLN"), a Delaware corporation formed on February 18, 2005, merged with Owlstone Limited, ("OWLUK"), a UK Limited Company, Inc. effective August 24, 2005 in a transaction accounted for as a share transfer. There were no shareholders of OWLN as of June 30, 2005. On June 30, 2005, there were 5,000 shares of OWLUK issued and outstanding. On August 24, 2005, pursuant to the share transfer agreement, OWLN issued 60,000,000 shares to OWLUK shareholders in return for all of the issued and outstanding shares of OWLUK.

Unless otherwise noted, (1) the term "Owlstone" refers to Owlstone Nanotech, Inc., a Delaware corporation formerly known as Owlstone Limited, (2) the terms "Owlstone," the "Company," "we," "us," and "our," refer to the ongoing business operations of Owlstone Nanotech, Inc. and its subsidiaries, whether conducted through Owlstone Nanotech, Inc. or a subsidiary of the company, and (3) the terms "Common Stock" and "stockholder(s)" refer to Owlstone Nanotech's common stock and the holders of that stock, respectively.

Owlstone Nanotech Inc is a development stage company focused on becoming a leading, global, micro/nanotech technology company, developing and selling chemical, biological and gas detection and measurement sensors. Our initial market focus is on the fast growing defense and homeland security sector of the chemical sensing and detection market, with additional extensions to other parts of those markets. We were formed through the recognition of the opportunities created by the application of micro/nanotechnology to the market's need for improved sensing technology.

The growth in the chemical sensing market is fueled by a heightened security threat in both military and civilian spheres, and potential applications for new, more effective sensors in other areas such as medical, industrial and environmental applications. We intend to address those need through our products based on a technology known as FAIMS - Field Asymmetric Ion Mobility Spectroscopy. With our proprietary approach, a type of spectrometer can be built in which the sensor itself is a single silicon chip. With complementary drive and processing electronics, the complete instrument can be made cheaply and in great volume. Our technology's promise is to be capable of sensing otherwise difficult to sense gases. Its combination of sensitivity, small size and high speed strongly differentiate it from competing technologies and open the door to new, mass market applications. Perhaps most importantly, our sensor can be programmed to detect a particular gas or range of gases. This means that a single platform can serve a range of applications, and it enables a whole series of new applications which are not easily achieved with existing detection technology.

BASIS OF PRESENTATION
Financial   statements   are  prepared  on  the  accrual  basis  of  accounting.
Accordingly, revenue is recognized when earned, title passes, and collectibility is reasonably assured. Expenses are recorded when incurred.

PRINCIPLES OF CONSOLIDATION
The  consolidated  financial  statements  include  the  accounts of OWLN and its
subsidiary,   Owlstone  Limited.  All  significant  inter-company  accounts  and transactions have been eliminated.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts inc disclosures. Accordingly, actual results could differ from these estimates. Significant estimates in the financial statements include the assumption that the Company will continue as a going concern.

GOING CONCERN
The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its products, market penetration and profitable operations from the sale of its products. These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a going concern. Management plans to raise equity capital, there can be no assurance that these plans will be achieved. The company suffered a loss during the period, and its current liabilities exceeded its assets at the period end. In addition, the company is dependant on continuing finance being made available by its ultimate parent company to enable it to continue operating and to meet its liabilities as they fall due. In the opinion of management, they consider that they have the necessary arrangements in place with its ultimate parent company which guarantees to fulfill its obligations as they arise.

CONCENTRATIONS OF CREDIT RISK
The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

LIQUIDITY AND CAPITAL RESOURCES
The Company has a $2 million line of credit facility agreement with Advance Nanotech, Inc. ("AVNA"), a majority shareholder of Owlstone Nanotech. The facility is repayable in the event that the Company raises $5 million dollars in equity funding. In conjunction with the facility, the Company issued to AVNA shares of OWLN totaling 60% of the Company. On October 5, 2005, AVNA increased the credit facility to $3 million and the company issued an additional 6,000,000 shares of OWLN as consideration for increasing this facility.

Since  it  is  anticipated  that  the  Company  will  not  internally   generate
significant revenue or profits in the near term, the Company anticipates raising additional capital to meet commitments made to date.

DEPRECIATION
Fixed assets are stated at cost. Depreciation is provided at the following annual rates in order to write off each asset over the estimated useful lives.

           Asset                                     Rate
-----------------------------           ----------------------------
Plant and Machinery                     25 % reducing balance method

Fixtures & fittings                     25 % reducing balance method

Computer Equipment                      25 % reducing balance method

Maintenance and repairs are charged to operations; betterments are capitalized. The depreciation charge for the period to December 31, 2004 was $6,491.

FOREIGN CURRENCY TRANSLATION
The Company's primary functional currency is the British Pound. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Expenses are translated at the average exchange rates in effect during the year. Translation gains and losses not reflected in earnings are reported in accumulated other comprehensive losses in stockholders' deficit.

RESEARCH AND DEVELOPMENT
Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB statement No. 2, "Accounting for Research and Development Costs."

LOSS PER SHARE
In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (SAB) No. 98, basic net loss per common share is computed by dividing net loss for the period, $408,612, by the weighted average number of common shares outstanding during the period, 60,000,000. Under SFAS No. 128, diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period.

INCOME TAXES
Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company is subject to income taxes in the United States of America and the United Kingdom. As of December 31, 2004, the Company had net operating loss carry forwards for income tax reporting purposes of approximately ($388,712) that may be offset against future taxable income through 2024. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carry-forwards will not be used. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company's financial instruments include cash equivalents and accounts payable. Because of the short- term nature of these instruments, their fair value approximates their recorded value. The fair value of the credit facility from Advance Nanotech Inc cannot be determined due to the related party nature of the obligations. The Company does not have material financial instruments with off-balance sheet risk.

NOTE 2 - COMMITMENTS

The company also has leased offices in Cambridge  (UK) and Newcastle  University
(UK) with the leases expiring on May 31, 2006 and Newcastle University lease on a month on month basis, with monthly rents of approximately $2,700 and $475 respectively. Rents incurred through December 31, 2004 approximated $41,000.


NOTE 3 - RELATED PARTY TRANSACTIONS

Advance Nanotech Inc., is the majority shareholder of the Company. At December 31, 2004, the Company has drawn $411,646 under its $2 million line of credit facility agreement with Advance Nanotech. The facility is repayable in the event that the Company raises $5 million dollars in equity funding.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or any of its direct or indirect subsidiaries or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware General Corporation Law.

Owlstone Nanotech does not maintain any director's and officers' liability insurance.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Owlstone Nanotech pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We estimate the following expenses in connection with this registration. The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Company relating to the sale of Common Stock being registered.


         SEC registration fee ..........................     $    706.20
         Printing costs ................................        1,000.00
         Blue sky fees .................................              --
         Accounting fees and expenses ..................       15,000.00
         Legal fees and expenses .......................       20,000.00
         Transfer agent and registrar's fees and
         expenses ......................................        2,500.00
         Miscellaneous .................................       10,793.80
                                                             -----------
         Total .........................................     $ 50,000.00


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section
4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with us, to information about us.

On September 27, 2005, 36,000,000 shares of Common Stock were issued to Advance Nanotech. These shares were issued pursuant to the Share Exchange and Reorganization Agreement by and between Owlstone Nanotech Inc and Owlstone Nanotech Limited.

On September 27, 2005, 7,020,000 shares of Common Stock were issued to Mr. Paul Boyle. These shares were issued pursuant to the Share Exchange and Reorganization Agreement by and between Owlstone Nanotech Inc and Owlstone Nanotech Limited.

On September 27, 2005, 7,020,000 shares of Common Stock were issued to Mr. David Ruiz Alonso. These shares were issued pursuant to the Share Exchange and Reorganization Agreement by and between Owlstone Nanotech Inc and Owlstone Nanotech Limited.

On September 27, 2005, 2,400,000 shares of Common Stock were issued to Mr. Timothy Coombs. These shares were issued pursuant to the Share Exchange and Reorganization Agreement by and between Owlstone Nanotech Inc and Owlstone Nanotech Limited.

On September 27, 2005, 7,560,000 shares of Common Stock were issued to Mr. Andrew Koehl. These shares were issued pursuant to the Share Exchange and Reorganization Agreement by and between Owlstone Nanotech Inc and Owlstone Nanotech Limited.

On October 28, 2005, 6,000,000 shares of Common Stock were issued to Advance Nanotech, Inc. in consideration for extending the facility arrangement.

ITEM 27. EXHIBITS.

The following exhibits are filed or incorporated by reference as part of this registration statement.

(3)      AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

         3.1      The   Company's   Amended   and   Restated    Certificate   of
                  Incorporation are incorporated by reference.

         3.2      The Company's By-Laws are incorporated by reference.

(4)      INSTRUMENTS   DEFINING  THE  RIGHTS  OF  SECURITY  HOLDERS,   INCLUDING
         INDENTURES

         None.

(5)      OPINION ON LEGALITY

         5.1 Opinion of Reitler Brown & Rosenblatt LLP regarding the legality of the securities being registered.*

(10)     MATERIAL CONTRACTS (incorporated by reference)

         10.1 Share Exchange and Reorganization Agreement between Owlstone Nanotech Inc and Owlstone Limited

         10.2     Facility   Agreement  between  Owlstone  Limited  and  Advance
                  Nanotech Limited

         10.3 The First Amendment to the Facility Agreement between Owlstone Nanotech Inc and Advance Nanotech, Inc.

         10.4 Intellectual Property Assignment between Andrew Hampton Koehl and Owlstone Limited.

         10.5     Intellectual   Property  Assignment  between  Paul  Boyle  and
                  Owlstone Limited.

         10.6 Intellectual Property Assignment between David Ruiz-Alonso and Owlstone Limited.

         10.7     Service Agreement between Andrew Koehl and Owlstone Limited.

         10.8     Service Agreement between Paul Boyle and Owlstone Limited.

         10.9     Service  Agreement  between  David  Ruiz-Alonso  and  Owlstone
                  Limited.

(21)     SUBSIDIARIES OF THE REGISTRANT

         None.

(23)     CONSENTS OF EXPERTS AND COUNSEL

         23.1     Consent of Accountants (filed herewith)

         23.2     Consent  of  Reitler  Brown &  Rosenblatt  LLC,  see  Item 5.1
                  above.*
----------
* To be filed by amendment.


ITEM 28. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii)    To  include  any   additional  or  changed   material
                           information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the New York City, State of New York, on November 2, 2005.


OWLSTONE NANOTECH INC,
A Delaware corporation, Registrant



BY:  /S/ THOMAS P. FINN
     --------------------------------------------
     THOMAS P. FINN, CHIEF FINANCIAL OFFICER,
     SECRETARY AND DIRECTOR



                               POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         NAME                           TITLE                          DATE
-----------------------       -------------------------         ----------------

/S/ MAGNUS GITTINS            Interim Chief Executive           November 2, 2005
------------------------      Officer and Director
Magnus Gittins


/S/ THOMAS P. FINN            Chief Financial Officer,          November 2, 2005
------------------------      Secretary and Director
Thomas P. Finn


/S/ PETER GAMMEL              Interim Chief Technology          November 2, 2005
------------------------      Officer and Director
Peter Gammel


/S/ PAUL BOYLE                Co-Founder and President -        November 2, 2005
------------------------      Operations and Director
Paul Boyle


/S/ ANDREW KOEHL              Co-Founder and President -        November 2, 2005
------------------------      Products and Director
Andrew Koehl


/S/ DAVID RUIZ-ALONSO         Co-Founder and President -        November 2, 2005
------------------------      Technology and Director
David Ruiz-Alonso


/S/ THOMAS P. FINN
------------------------
Thomas P. Finn

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------        -----------------------------------------------------------------

3.1 The Company's Amended and Restated Certificate of Incorporation are incorporated by reference.

3.2            The Company's By-Laws are incorporated by reference.

5.1 Opinion of Reitler Brown & Rosenblatt LLC regarding the legality of the securities being registered.*

10.1 Share Exchange and Reorganization Agreement, dated as of August 24, 2005 by and between Owlstone Nanotech Inc and certain stockholders of Owlstone Limited.

10.2 Facility Agreement, dated as of May 28, 2004, by and between Owlstone Limited and Advance Nanotech Limited.

10.3 The First Amendment to the Facility Agreement between Owlstone Nanotech Inc and Advance Nanotech, Inc.

10.4 Intellectual Property Assignment between Andrew Hampton Koehl and Owlstone Limited.

10.5           Intellectual  Property Assignment between Paul Boyle and Owlstone
               Limited.

10.6 Intellectual Property Assignment between David Ruiz-Alonso and Owlstone Limited.

10.7           Service Agreement between Andrew Koehl and Owlstone Limited.

10.8           Service Agreement between Paul Boyle and Owlstone Limited.

10.9           Service Agreement between David Ruiz-Alonso and Owlstone Limited.

23.1           Consent of Accountants (filed herewith).

23.2           Consent of Reitler Brown & Rosenblatt LLC, see Item 5.1 above.*
----------
* To be filed by amendment.

                            BACK COVER OF PROSPECTUS

                      DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL _______ 2007 (TWO YEAR ANNIVERSARY OF EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  END OF FILING